UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HAYES LEMMERZ INTERNATIONAL, INC.

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HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48168
www.hayes-lemmerz.com

May 28, 2008

To Our Stockholders:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of Hayes Lemmerz International, Inc. to be held on July 25, 2008 at 11:00 a.m. Eastern Time, at the Company’s headquarters at 15300 Centennial Drive, Northville, Michigan 48168, for the following purposes:

1.	To elect two Class II Directors to serve on the Board of Directors for a three-year term;

2.	To ratify the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2009; and

3.	To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be voted, regardless of whether you are able to attend the Annual Meeting. To be sure that your shares are represented, please sign and mail the enclosed proxy card promptly. This will not prevent you from voting your shares in person if you choose to do so. Details regarding the business to be conducted at the Annual Meeting are fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We hope you will read the Proxy Statement and submit your proxy.

Our Board of Directors and management thank you for your ongoing support and continued interest in Hayes Lemmerz.

Sincerely,

/s/    Curtis J. Clawson

Curtis J. Clawson
President, Chief Executive Officer and
Chairman of the Board of Directors

The Proxy Statement and the accompanying proxy card are expected to be first mailed to stockholders on or about June 6, 2008.

HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 25, 2008

TIME:	11:00 a.m. Eastern Daylight Savings Time

PLACE:	15300 Centennial Drive, Northville, Michigan 48168

ITEMS OF BUSINESS:	• To elect two Class II Directors to serve on the Board of Directors for a three-year term.

• To ratify the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2009.

• To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Stockholders of record of Hayes Lemmerz International, Inc. at the close of business on May 27, 2008 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:	Whether or not you expect to attend the Annual Meeting in person, you are urged to please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. For specific instructions, please refer to the section of the Proxy Statement entitled Questions and Answers about the Annual Meeting beginning on page 1 and the instructions on the proxy card.

By Order of the Board of Directors

By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and
Secretary

Northville, Michigan 48168
May 28, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive,
Northville, Michigan 48168

PROXY STATEMENT

This Proxy Statement contains information relating to the Annual Meeting of Stockholders of Hayes Lemmerz International, Inc., a Delaware corporation (the “Company”), to be held on July 25, 2008, beginning at 11:00 a.m. Eastern Time, at the Company’s headquarters at 15300 Centennial Drive, Northville, Michigan 48168 and at any adjournment of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the following proposals:

•	The election of two Class II Directors to serve on the Board of Directors for a three-year term.

•	The ratification of the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2009.

•	Any other business that may properly come before the meeting or any adjournment or postponement thereof.

In addition, our management will respond to questions from stockholders.

What shares can I vote?

All shares of our common stock owned by you as of the close of business on the record date, May 27, 2008, may be voted by you. These shares include shares held directly in your name as the stockholder of record and shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are different procedures for voting shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote with respect to shares held of record by you at any time prior to the close of voting at the Annual Meeting by filing a notice of revocation with our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, by submitting a duly executed proxy bearing a later date or by attending the meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares at the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 101,094,064 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes (i.e., shares held of record by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion) will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.

What are the Board of Directors’ recommendations?

The Board of Directors recommends a vote:

•	“FOR” the election of William H. Cunningham and Mohsen Sohi to serve as Class II Directors on our Board of Directors.

•	“FOR” the ratification of the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2009.

Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

The election to the Board of Directors of Messrs. Cunningham and Sohi will require the affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting. In tabulating the vote, abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors. The approval of the ratification of the appointment of auditors will require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether these proposals receive the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Who will count the votes?

A representative of BNY Mellon Shareowner Services, our transfer agent, will tabulate the votes and act as the inspector of election.

Who is making this solicitation and who will bear the associated costs?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. BNY Mellon Shareowner Services, our transfer agent, will assist us in the distribution of proxy materials. We will reimburse BNY Mellon Shareowner Services for reasonable expenses incurred in connection with these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

May I propose actions for consideration at next year’s annual meeting of stockholders?

For a stockholder’s proposal to be eligible to be included in our Proxy Statement for the 2009 annual meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, not later than January 28, 2009. In order for proposals of stockholders submitted outside the process of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary no earlier than March 27, 2008 and no later than April 26, 2009. However, if the 2009 annual meeting is called for a date earlier than June 25, 2009 or later than August 24, 2009, the stockholder proposal must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Certificate of Incorporation currently authorizes no fewer than three and no more than twelve directors. Our Board of Directors is currently comprised of seven directors. Our Certificate of Incorporation divides the Board of Directors into three classes — Class I, Class II and Class III — with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class II Directors will stand for reelection or election at the Annual Meeting. The Class III Directors will stand for reelection or election at the 2009 annual meeting and the Class I Directors will stand for reelection or election at the 2010 annual meeting.

As proscribed by the charter of our Nominating and Corporate Governance Committee, the nominees for election as Class II Directors were recommended to our Board of Directors by our Nominating and Corporate Governance Committee, and were approved to serve as the nominees of our Board of Directors by a majority of our directors who qualify as independent directors under the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”). If any nominee for any reason is unable or unwilling to serve as a director or the Board of Directors determines for good cause not to have such nominee serve as a director, the proxy holders will have the discretion to vote the proxies for any substitute nominee designated by the Board of Directors. We are not aware of any nominee who will be unable or unwilling to serve, or for good cause will not serve, as a director.

The names of the nominees of our Board of Directors for election as Class II Directors at the Annual Meeting and certain information about them are set forth below:

			Year First
Name	Age	Position Held With Us	Became Director

William H. Cunningham	64	Director	2003
Mohsen Sohi	49	Director	2004

The biographical information for the Class II Director nominees is as follows:

William H. Cunningham has been a Professor of Marketing at the University of Texas at Austin since 1979. Dr. Cunningham has occupied the James L. Bayless Chair for Free Enterprise at the University of Texas since 1985. Dr. Cunningham was the Dean of the University of Texas’ College of Business Administration/Graduate School of Business from 1982 to 1985, and President of the University of Texas at Austin from 1985 to 1992. Dr. Cunningham was also the Chancellor (chief executive officer) of the University of Texas System from 1992 to 2000. Dr. Cunningham is a director of the following publicly-traded companies: Lincoln National Corporation, an insurance company, Southwest Airlines, a national air carrier, Introgen Therapeutics, a gene therapy company, and Hicks Acquisition Company I, Inc., a “blank check” company formed to acquire one or more additional companies. He is also a member of the board of John Hancock Mutual Funds. Dr. Cunningham received a Ph.D., a Master of Business Administration and a Bachelor of Business Administration from Michigan State University.

Mohsen Sohi is the President and CEO of Freudenberg-NOK. Prior to joining Freudenberg, Mr. Sohi was employed by NCR Corporation from 2001 until 2003. Mr. Sohi’s last position with NCR was as the Senior Vice President, Retail Solutions Division. Before serving NCR in this position, Mr. Sohi spent more than 14 years at AlliedSignal, Inc. and its post-merger successor, Honeywell International Inc. From July 2000 to January 2001, he served as President, Honeywell Electronic Materials. From August 1999 to July 2000, Mr. Sohi was President, Commercial Vehicle Systems, at AlliedSignal. Prior to that, from 1997 to August 1999, he was Vice President and General Manager, Turbocharging Systems, and from 1995 to 1997, he was Director of Product Development and Technical Excellence at AlliedSignal. Mr. Sohi is a director of STERIS Corporation, a developer of products and services to prevent infection and contamination, and Harris Stratex Networks, Inc., a developer of microwave communications equipment. Mr. Sohi received his Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Missouri, a Doctor of Science degree in Mechanical Engineering from Washington University and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.

Vote Required

The election to the Board of Directors of Messrs. Cunningham and Sohi and will require the affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting. In tabulating the vote, abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF EACH NAMED NOMINEE
TO SERVE AS A CLASS I DIRECTOR.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as our independent auditors for the fiscal year ending January 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Vote Required

The ratification of the appointment of auditors will require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether this proposal receives the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposals; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF
THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS
FOR THE FISCAL YEAR ENDING JANUARY 31, 2009.

Audit Fees and Pre-Approval Policies

The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2006 and fiscal 2007 and fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for fiscal 2006 and fiscal 2007.

	2006	2007

Audit Fees	$3,519,000	$3,684,000
Audit-Related Fees(1)	14,000	147,000
Tax Fees(2)	102,000	66,000
All Other Fees	—	—

Total	$3,635,000	$3,897,000

(1)	Aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, which have not been included in “Audit Fees.” These services primarily include accounting and financial reporting consultations, due diligence and the audit of employee benefit plans.

(2)	Aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax forms and consulting for domestic and foreign taxes.

The Audit Committee reviews, and in its sole discretion pre-approves, our independent auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the independent auditors. Accordingly, all services described under “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our Audit Committee. The Audit Committee may not engage the independent auditors to perform the non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and authority delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Who are the current members of the Board of Directors?

The following table sets forth for each member of our Board of Directors his or her name, age, positions held with us, class and the years in which he or she became a director and in which his or her current term will end:

				Year First	Term as Director
Name	Age	Position Held With Us	Class	Became Director	Will Expire(1)

Curtis J. Clawson	48	President, Chief Executive Officer and Chairman of the Board	I	2001	2010
George T. Haymaker, Jr.	70	Lead Director	I	2003	2010
William H. Cunningham	64	Director	II	2003	2008
Mohsen Sohi	49	Director	II	2004	2008
Henry D. G. Wallace	62	Director	III	2003	2009
Richard F. Wallman	57	Director	III	2003	2009
Cynthia L. Feldmann	55	Director	III	2006	2009

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Curtis J. Clawson serves as Hayes’ President, Chief Executive Officer and Chairman of the Board and has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman). From 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can. Mr. Clawson has 16 years of experience in the automotive industry. He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including a position as General Manager of the business unit that supplied Arvin exhaust products, tenures in sales and marketing and tenures in production and plant management. From 1995 until the time that he joined American National Can, Mr. Clawson worked for AlliedSignal, Inc. as President of AlliedSignal’s Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then as President of AlliedSignal’s Laminate Systems Group. Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from Purdue University and a Master of Business Administration from Harvard Business School. He is fluent in Portuguese, Spanish and French.

Cynthia L. Feldmann has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005 and was with the global accounting firm, KPMG, LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Ms. Feldmann also spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of their Life Sciences practice. Ms. Feldmann is a director of STERIS Corporation, a developer of products and services to prevent infection and contamination, and Hanger Orthopedic Group, Inc., a provider of orthotic and prosthetic patient care services. Ms. Feldmann earned a Bachelor of Science degree in accounting from Boston College and is a Certified Public Accountant.

George T. Haymaker, Jr. serves as our Lead Director. Mr. Haymaker served as non-executive Chairman of the Board of Kaiser Aluminum Corporation from October 2001 through June 2006. Mr. Haymaker served as Chairman of the Board and Chief Executive Officer of Kaiser Aluminum Corporation from January 1994 until January 2000, and as non-executive Chairman of the Board of Kaiser Aluminum Corporation from January 2000 through May 2001. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of Kaiser Aluminum Corporation. Mr. Haymaker is a director of Pool Corporation, a distributor of swimming pool products. Mr. Haymaker received his Bachelor of Science degree in metallurgy and Master of Science degree in Industrial Management from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Southern California.

Henry D. G. Wallace was employed by Ford Motor Company from 1971 until his retirement in 2001. Mr. Wallace’s last position with Ford was as the Group Vice President, Mazda & Asia Pacific Operations. Before serving Ford in this capacity, Mr. Wallace occupied a number of different positions, including Group Vice President and Chief Financial Officer; Vice President, European Strategic Planning and Chief Financial Officer, Ford of Europe, Inc.; President and Chief Executive Officer, Mazda Motor Corporation; and President, Ford Venezuela. Mr. Wallace is a director of Diebold, Inc., a provider of ATM, security and electronic voting systems, Ambac Financial Group, Inc., a financial services company and Lear Corporation, an automotive components supplier. Mr. Wallace received a Bachelor of Arts degree in Economics from the University of Leicester.

Richard F. Wallman was employed by Honeywell International, Inc. from 1999 until his retirement in 2003. Mr. Wallman’s last position with Honeywell was as Senior Vice President and Chief Financial Officer. From 1995 to 1999, Mr. Wallman held the same position at AlliedSignal, Inc., until its merger with Honeywell. Before joining AlliedSignal, Mr. Wallman occupied a number of different positions with IBM Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman is a director of Ariba, Inc., a software company, Convergys Corporation, a relationship management company, Lear Corporation, an automotive components supplier, and Roper Industries, a diversified supplier of industrial products. Mr. Wallman received his Bachelor of Science degree in Electrical Engineering from Vanderbilt and a Master of Business Administration from the University of Chicago.

Biographical information for Messrs. Cunningham and Sohi is provided on page 4 in the section identifying them as nominees for election as Class II Directors.

Which of the directors have been deemed to be independent by our Board of Directors?

Our Board of Directors has determined that each of Dr. Cunningham, Ms. Feldmann, Mr. Haymaker, Dr. Sohi, Mr. Wallace and Mr. Wallman meet the independence requirements of the Nasdaq listing standards. It is the practice of the independent members of our Board of Directors to meet on a regular basis.

How often did the Board of Directors meet during the fiscal year ending January 31, 2008?

During the fiscal year ending January 31, 2008, the Board of Directors held ten meetings and acted by written consent five times. Each of the current directors attended at least 75% of the aggregate meetings of the Board of Directors and the respective committees of the Board of Directors on which the director served that were held during the period for which the director was a director or a committee member.

It is our policy that directors are invited and encouraged to attend our annual meetings. All of our current directors attended our 2007 annual meeting.

Does the Board of Directors have a Lead Director?

Yes. George T. Haymaker, Jr. currently serves as our Lead Director, whose duties and authority include, among others, the following:

•	Coordinate the activities of the independent directors.

•	Coordinate the agenda and preside at meetings of the independent directors.

•	Serve as a liaison between the Chief Executive Officer and the independent directors.

•	Communicate, along with the Chairman of the Compensation Committee of the Board of Directors, the results of the Board of Directors’ evaluation of the Chief Executive Officer to the Chief Executive Officer.

•	Serve as an ex officio member of each committee of the Board of Directors of which he is not an active member and serve in place of any committee members who are absent at committee meetings.

•	Participate with the Nominating and Corporate Governance Committee in the annual assessment of the Board of Directors’ performance.

•	Consult with the Chairman of the Board of Directors in the preparation of an annual Board of Directors’ Master Agenda.

•	Consult with the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors with respect to the assignment of directors to committees of the Board of Directors.

Does the Company have a Code of Conduct?

Yes. In January 2004 our Board of Directors adopted a code of business conduct and ethics which sets forth the standards of behavior expected of our employees, officers and directors. A copy of this code of business conduct is available at our corporate website at www.hayes-lemmerz.com on the “Investor Relations” page at the “Corporate Governance” link. This code of business conduct is designed to deter wrongdoing and to promote, among other things:

•	Respect for the rights of fellow employees and all third parties.

•	Fair dealing with our customers, suppliers, competitors and employees.

•	Avoidance of conflicts of interest.

•	Compliance with all applicable laws and regulations, including insider trading laws and laws prohibiting discrimination or harassment, whether based upon sex, age, race, color, religion, national origin, disability or any other characteristic.

•	Maintenance of a safe and healthy work environment.

•	The honest and accurate recording and reporting of financial and other information.

•	The protection and proper use of our assets and confidential information.

•	The reporting of any violations of applicable laws or regulations, the code or any of our policies to our appropriate officers.

Does the Company have a Code of Ethics for Chief Executive and Senior Financial Officers?

Yes. In January 2004 our Board of Directors adopted a code of ethics for our chief executive and senior financial officers. A copy of this code of ethics is available on our corporate website at www.hayes-lemmerz.com on the “Investor Relations” page at the “Corporate Governance” link. Any material change to, or waiver from, this code of ethics will be disclosed on our website within five business days after such change or waiver. This code of ethics requires each of these officers to, among other things:

•	Avoid situations in which their own interests conflict, or may appear to conflict, with the interests of the Company and to promptly disclose any actual or apparent conflicts of interest to our General Counsel.

•	Work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file or submit to the SEC and in other public communications made by us.

•	Comply with applicable laws, rules and regulations that govern the conduct of our business and report any suspected violations of the code to the Audit Committee of the Board of Directors.

How do stockholders communicate with the Board of Directors?

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors (or the non-management directors as a group) or any committee of the Board of Directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 15300 Centennial Drive, Northville, Michigan 48168.

To communicate with any of our directors electronically, stockholders should send an email message to directors@hayes-lemmerz.com or go to our corporate website at www.hayes-lemmerz.com.  On the “Investor Relations” page at the “Corporate Governance” link under the heading “Communication with our Board” you will find an on-line form that may be used for writing an electronic message to any member (or all members) of the Board of Directors or any committee of the Board of Directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence or e-mail is addressed.

What are the standing committees of the Board of Directors?

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The current members of our Audit Committee are Cynthia L. Feldmann (Chair), George T. Haymaker, Jr., and Mohsen Sohi. Richard F. Wallman also served on the Audit Committee for a portion of fiscal 2007. The Audit Committee held ten meetings during the fiscal year ending January 31, 2008. Our Board of Directors has determined that Ms. Feldmann is qualified as an “audit committee financial expert” as that term is defined in the applicable SEC rules and in satisfaction of the applicable Nasdaq audit committee requirements.

The Audit Committee is responsible for providing assistance to our Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and our subsidiaries. These responsibilities include overseeing the following:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our independent auditors’ qualifications and independence.

•	The performance of our independent auditors and our internal audit function.

The Audit Committee operates under a written charter, which is available on our corporate website at www.hayes-lemmerz.com on the “Investor Relations” page at the “Corporate Governance” link. The Audit Committee also is responsible for approving or disapproving transactions or courses of dealings with respect to which “related persons” as defined in the applicable SEC rules (including our executive officers, directors and members of their immediate families) have an interest.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ending January 31, 2008 with management and with our independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (AICAPA, Professional Standards, Vol. 1. AU Section 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has discussed with KPMG LLP their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the SEC.

Members of the Audit Committee:

Cynthia L. Feldmann (Chair)
George T. Haymaker, Jr.
Mohsen Sohi

Compensation Committee

The current members of our Compensation Committee are William H. Cunningham (Chair), Mohsen Sohi, Henry D. G. Wallace and Richard F. Wallman. Each such person is an independent director under the Nasdaq listing standards. The Compensation Committee held eight meetings during the fiscal year ending January 31, 2008 and acted by written consent twice.

The responsibilities of the Compensation Committee include the following:

•	Overseeing our compensation and benefit plans, including incentive compensation and equity-based plans.

•	Evaluating the compensation provided to our directors.

•	Conducting the annual evaluation by our Board of Directors of the Chief Executive Officer.

•	Evaluating the performance of all other executive officers.

•	Setting the compensation level of our Chief Executive Officer and all of our other executive officers based on an evaluation of each executive’s performance in light of the goals and objectives of our executive compensation plans.

The Compensation Committee operates under a written charter, which is available on our corporate website at www.hayes-lemmerz.com on the “Investor Relations” page at the “Corporate Governance” link. Pursuant to its charter, the Compensation Committee may delegate any of its authority to subcommittees, although to date it has not done so.

The Compensation Committee makes all final decisions with respect to executive officer compensation and makes recommendations to the Board of Directors with respect to director compensation. Our executive officers have a limited role in determining and recommending the amount and form of compensation of executive officers and no role in determining director compensation. Mr. Clawson generally recommends compensation amounts for his direct reports and participates in Compensation Committee discussions with respect to the compensation of his direct reports. The executive officers also make recommendations to the Compensation Committee regarding the annual structure and performance goals under the Company’s Short Term Incentive Plan. For more information on the role of management in determining executive compensation, see “Compensation Discussion and Analysis — Role of Management” in this proxy statement at page 21.

The Compensation Committee makes use of compensation consultants in determining the amount and form of executive and director compensation. Such consultants are engaged directly by and report solely to the Compensation Committee. In fiscal 2007, the Compensation Committee used Towers Perrin to assist it in reviewing executive compensation. The Compensation Committee retained Towers Perrin to conduct a comprehensive review of its officer and director compensation levels, policies and programs and to make recommendations for consideration by the Compensation Committee with respect to executive officer and director compensation programs and levels. For more information on the role of compensation consultants in determining executive compensation, see “Compensation Discussion and Analysis — Use of Compensation Consultants and Benchmarking” in this proxy statement at page 20.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, none of the members of the Compensation Committee: (i) was an officer or employee of the Company or any of our subsidiaries, (ii) was formerly an officer of the Company or any of our subsidiaries or (iii) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions. During fiscal 2007, no officer of the Company served as a director or member of the compensation committee (or other board committee performing similar functions) of any other entity.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Henry D. G. Wallace (Chair), William H. Cunningham, Cynthia L. Feldmann and Richard F. Wallman. Each such person is an independent director under the Nasdaq listing standards. The Nominating and Corporate Governance Committee held two meetings during the fiscal year ending January 31, 2008.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	Recommending individuals qualified to serve as directors of the Company to the Board of Directors for the approval by a majority of the independent directors.

•	Recommending to the Board of Directors, directors to serve on committees of the Board of Directors.

•	Advising the Board of Directors with respect to matters relating to the composition, procedures and committees of the Board of Directors.

•	Developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally.

•	Overseeing the evaluation of individual directors and the Board of Directors as a whole.

The Nominating and Corporate Governance Committee operates under a written charter, which is available on our corporate website www.hayes-lemmerz.com on the “Investor Relations” page at the “Corporate Governance” link.

How are candidates for election as directors nominated?

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons who meet the Board of Directors’ criteria for service as a director and who have had a change in circumstances that might make them available to serve on the Board of Directors — for example, retirement as a senior executive of a public company. The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders and may, from time to time, engage firms that specialize in identifying director candidates.

All director candidates recommended by the Nominating and Corporate Governance Committee must meet the Board of Directors’ criteria for selecting directors. These criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company. Business experience in the automotive or other manufacturing industries is particularly helpful, but is not required for the Nominating and Corporate Governance Committee to recommend a nominee. The Nominating and Corporate Governance Committee may also consider, when applicable, whether a candidate will enhance the ability of committees of the Board of Directors to fulfill their duties or to satisfy any requirements imposed by law, regulation or Nasdaq listing requirement, such as a candidate’s qualifications as an audit committee financial expert, for example. In addition, the Nominating and Corporate Governance Committee examines, among other things, a candidate’s ability to make independent analytical inquiries, understanding of our business environment, potential conflicts of interest, independence from management and the Company, integrity and willingness to devote adequate time and effort to responsibilities associated with serving on the Board of Directors. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, compares these accomplishments and qualifications against the accomplishments and qualifications of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In addition, stockholders may nominate candidates directly by following the procedures described in our By-laws. To nominate a candidate for election to Board of Directors, a stockholder must submit a timely written notice of the nomination to our Corporate Secretary and must be a stockholder of record on the date of the notice and on the record date of the meeting at which directors will be elected. The notice must include the following information:

•	The name and record address of the stockholder submitting the nomination.

•	The number of shares our common stock which are owned beneficially or of record by the stockholder.

•	A description of all arrangements or understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is being made by the stockholder.

•	A statement that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the notice.

•	The name, age, business and residence addresses and principal occupation or employment of the nominee, as well as information related to the nominee’s professional experience that would be required to be disclosed in a proxy statement in connection with the election of directors.

•	The number of shares our common stock which are owned beneficially or of record by the nominee.

•	The nominee’s consent to serve as a director if elected.

•	Any other information relating to the stockholder and the nominee that would be required to be disclosed in a proxy statement or other filings made in connection with the solicitations of proxies for the election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934.

To be timely, the notice and information described above must be addressed to our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, and must be received by our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If, however, we did not hold an annual meeting the previous year, or if the date of the annual meeting to which the recommendation applies has been changed by more than 30 days from the anniversary date of our most recent annual meeting of stockholders, or in the case of a special meeting to elect directors, then the recommendation and information must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

Who are the current executive officers?

The following table contains the names and ages of our current executive officers and their positions, followed by a description of their business experience during the past five years. All positions shown are with us or our subsidiaries unless otherwise indicated. All executive officers are appointed by the Board of Directors and serve at its pleasure. There are no family relationships among any of the executive officers, and there is no arrangement or understanding between any of the executive officers and any other person pursuant to which he was selected as an officer. James A. Yost resigned as our Executive Vice President and Chief Financial Officer effective May 21, 2008. We are currently conducting a search for his replacement. Each individual below is a U.S. citizen and the business address of each individual is 15300 Centennial Drive, Northville, Michigan 48168.

Name	Age	Position

Curtis J. Clawson	48	President, Chief Executive Officer and Chairman of the Board
Fred Bentley	42	Chief Operating Officer and President, Global Wheel Group
Patrick C. Cauley	48	Vice President, General Counsel and Secretary
John A. Salvette	52	Vice President, Business Development

Biographical information for Mr. Clawson is provided on page 8 in the section identifying him as a Class I Director.

Fred Bentley, Chief Operating Officer and President, Global Wheel Group, has held the position of Chief Operating Officer since July 2007 and has held the position of President, Global Wheel Group since January 2006, when the group was formed by combining the Company’s North American and International Wheel Groups. Mr. Bentley joined the Company in October of 2001 as President of the Commercial Highway and Aftermarket business and was appointed President of the International Wheel Group in June 2003. He is a Six Sigma Black Belt, has a solid background of operations strategy, lean manufacturing, leadership of global businesses and business repositioning. Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations. In addition, while at Honeywell, Mr. Bentley also served as Heavy Duty Filter (Fram) General Manager and Plant Manager for operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master of Business Administration from the University of Phoenix. He also attended the Harvard Business School Advanced Management Program.

Patrick C. Cauley, Vice President, General Counsel and Secretary, has held this position since January 2004. He previously served as Interim General Counsel and before that as Assistant General Counsel. Prior to joining the Company in 1999, Mr. Cauley was a partner at the Detroit based law firm of Bodman LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax and real estate transactions. Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan. Mr. Cauley is also a Certified Public Accountant.

John A. Salvette, Vice President, Business Development, has held this position since August 2001. After serving in various financial positions with Rockwell International’s Automotive Operations and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joined Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit. From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning and, from February 1995 to June 1997, as Corporate Treasurer to the Company. From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe. Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group. Mr. Salvette received a Bachelor of Arts degree in Economics from the University of Michigan and a Master of Business Administration from the University of Chicago.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Based on the most recent information made available to us, the following table sets forth certain information regarding the ownership of our common stock as of May 27, 2008 by: (a) each director and nominee for director named in “Proposal No. 1 — Election of Directors”; (b) each of the individuals named in the Summary Compensation Table (the “Named Executive Officers”); (c) all of our executive officers and directors as a group; and (d) each person, or group of affiliated persons, known to us to be beneficial owners of 5% or more of our common stock as of such date. A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, and subject to community property laws where applicable, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

	Amount and Nature of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class

5% Stockholders:
Nikos Hecht(3)	7,803,318	7.7%
Rutabaga Capital Management LLC(4)	7,418,357	7.3
Douglas M. Troob and Peter J. Troob(5)	7,053,360	7.0
Sopris Capital Advisors, LLC(3)	6,488,298	6.4
Dimensional Fund Advisors LP(6)	6,004,333	5.9
Silver Point Capital L.P.(7)	5,949,000	5.9
Deutsche Bank A.G.(8)	5,612,490	5.6
Named Executive Officers and Directors:
Curtis J. Clawson	1,699,408	1.7
James A. Yost	313,792	*
Fred Bentley	241,442	*
Patrick C. Cauley	176,295	*
John A. Salvette	172,896	*
Daniel M. Sandberg	149,939	*
William H. Cunningham	132,504	*
Cynthia L. Feldmann	49,184	*
George T. Haymaker, Jr.	105,276	*
Mohsen Sohi	107,157	*
Henry D. G. Wallace	101,048	*
Richard F. Wallman	81,904	*
All current directors and executive officers as a group (10 persons)(9)	2,867,112	2.8

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the address of each person named in the table is Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48168. This table is based upon the Company’s books and records, information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Applicable percentages are based on 101,094,064 shares outstanding shares on May 27, 2008, adjusted as required by rules promulgated by the SEC.

(2)	This column includes shares that are subject to options that are either currently exercisable or will become exercisable, within 60 days of May 27, 2008 and, for Mr. Clawson, 2,000 shares held by his spouse. The following table indicates for our Named Executive Officers and directors the total number of beneficially owned shares that are subject to options that are either currently exercisable or will become exercisable, within 60 days of May 27, 2008:

Shares Subject
Name	to Options

Curtis J. Clawson	692,268
James A. Yost	144,506
Fred Bentley	121,661
Patrick C. Cauley	85,103
John A Salvette	99,029
Daniel M. Sandberg	79,918
William H. Cunningham	29,449
Cynthia L. Feldmann	14,760
George T. Haymaker	29,449
Mohsen Sohi	25,736
Henry D. G. Wallace	29,449
Richard F. Wallman	29,449
All current directors and executive officers as a group (10 persons)(9)	1,156,353

(3)	Information reflected in this table and the notes thereto with respect to Nikos Hecht and Sopris Capital Advisors, LLC is based on the Schedule 13G, dated December 31, 2007, filed by him and other reporting persons on February 13, 2008. The amount set forth consists of:

•	1,315,020 shares with respect to which Aspen Advisors LLC (“Aspen Advisors”) has shared voting and dispositive power.

•	6,488,298 shares with respect to which Sopris Capital Advisors, LLC (“Sopris Advisors”) has shared voting and dispositive power.

•	4,674,074 shares with respect to which Sopris Partners Series A, of Sopris Capital Partners, L.P. (“Sopris Partners”) has shared voting and dispositive power.

•	4,674,074 shares with respect to which Sopris Capital, LLC (“Sopris Capital”) has shared voting and dispositive power.

•	7,803,318 shares with respect to which Mr. Hecht has shared voting and dispositive power.

Of the shares included in this table, 4,674,074 are owned directly by Sopris Partners, 1,315,020 shares are owned by private clients of Aspen Advisors and 1,814,224 shares are owned by private clients of Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the shares owned directly by Sopris Partners. Mr. Hecht is the managing member of each of Aspen Advisors and of Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the shares held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the shares owned by the accounts managed by Sopris Advisors and Aspen Advisors. The principal business office of each of Sopris Advisors and Mr. Hecht is 314 S. Galena Street, Suite 300, Aspen, Colorado 81611.

(4)	Information reflected in this table and the notes thereto with respect to Rutabaga Capital Management LLC (“Rutabaga”) is based on the Schedule 13G/A, dated December 31, 2007, filed by Rutabaga on February 14, 2008. The amount set forth consists of 7,418,357 shares with respect to which Rutabaga Capital Management has sole dispositive power, 4,995,552 shares with respect to which Rutabaga Capital Management has sole voting power and 2,422,805 shares with respect to which Rutabaga Capital Management has shared voting power. The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(5)	Information reflected in this table and the notes thereto with respect to Douglas M. Troob and Peter J. Troob is based on the Schedule 13G, dated December 31, 2007, filed by them and other reporting persons on February 14, 2008. The amount set forth consists of:

•	486,013 shares with respect to which TCM Spectrum Fund LP (“Domestic Fund”) has shared voting and dispositive power.

•	2,523,580 shares with respect to which TCM Spectrum Fund (Offshore) Ltd. (“Spectrum Offshore Fund”) has shared voting and dispositive power.

•	1,810,022 shares with respect to which TCM Select Opportunities Fund (Offshore) Ltd. (“Select Offshore Fund”) has shared voting and dispositive power.

•	1,810,022 shares with respect to which TCM Select Opportunities Master Fund Ltd. (“Select Master Fund”) has shared voting and dispositive power.

•	144,550 shares with respect to which TCM Crossways Fund LP (“TCM Crossways”) has shared voting and dispositive power.

•	1,056,233 shares with respect to which Partners Group Alternative Strategies PCC Limited (“Partners Group”) has shared voting and dispositive power.

•	547,662 shares with respect to which IBS (MF) Ltd. In Respect of Troob Capital Series (“IBS”) has shared voting and dispositive power.

•	630,563 shares with respect to which Troob Capital Management LLC (“Management LLC”) has shared voting and dispositive power.

•	4,333,602 shares with respect to which Troob Capital Management (Offshore) LLC (“Offshore Management LLC”) has shared voting and dispositive power.

•	2,089,195 shares with respect to which Troob Capital Advisors LLC (“Advisors LLC”) has shared voting and dispositive power.

•	7,053,360 shares with respect to which Douglas M. Troob has shared voting and dispositive power.

•	7,053,360 shares with respect to which Peter J. Troob has shared voting and dispositive power.

The Domestic Fund, Spectrum Offshore Fund, Select Offshore Fund, Select Master Fund, TCM Crossways, Partners Group, IBS, Management LLC, Offshore Management LLC, Advisors LLC, Douglas M. Troob and Peter J. Troob are collectively referred to herein as the “Troob Reporting Persons.” The Select Offshore fund is the controlling shareholder of the Select Master Fund and is deemed to beneficially own the shares held by it. Management LLC is the managing general partner of each of Domestic Fund and TCM Crossways and is deemed to beneficially own the shares held by them. Offshore Management LLC is the investment manager of each of the Spectrum Offshore Fund, Select Offshore Fund and the Select Master Fund and is deemed to beneficially own the shares held by them. Advisors LLC is the manager of the shares held by Partners Group and IBS and other accounts it manages and is deemed to beneficially own the shares held by them. Douglas Troob and Peter Troob are the managing members of each of Management LLC, Offshore Management LLC and Advisors LLC and are deemed to beneficially own the shares held by them. Collectively, the Troob Reporting Persons beneficially own 7,053,360 shares of Common Stock. The principal business address for each of Douglas M. Troob and Peter J. Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

(6)	Information reflected in this table and the notes thereto with respect to Dimensional Fund Advisors LP (“Dimensional”) is based on the Schedule 13G, dated December 31, 2007, filed by Dimensional on February 6, 2008. The amount set forth consists of shares with respect to which Dimensional has sole voting power and sole dispositive power. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities described in this table that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(7)	Information reflected in this table and the notes thereto with respect to Silver Point Capital, L.P. (“Silver Point”) is based on the Schedule 13G, dated December 31, 2007, filed by Silver Point and other reporting persons on February 14, 2008. The amount set forth consists of shares of common stock owned by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”). Silver Point is the investment manager of the Fund and the Offshore Fund and by virtue of such status may be deemed to be the beneficial owner of the shares of Common Stock held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of the shares held by the Fund and the Offshore Fund. Each of Mr. Edward Mule and Mr. Robert O’Shea is a member of Management and has voting and investment power with respect to the shares held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the shares held by the Fund and the Offshore Fund. Silver Point, Management, and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares of shares held by the Fund and the Offshore Fund, except to the extent of any pecuniary interest. The address of Silver Point is Two Greenwich Plaza, Greenwich, Connecticut. 07830.

(8)	Information reflected in this table and the notes thereto with respect to Deutsche Bank AG is based on the Schedule 13G, dated December 31, 2007, filed by Deutsche Bank AG on February 12, 2008. The amount set forth consists of 4,556,390 shares with respect to which Deutsche Bank Securities Inc. has sole voting power and sole dispositive power and 1,056,100 shares with respect to which Deutsche Bank AG, London Branch has sole voting power and sole dispositive power. This table reflects the securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates (collectively, “DBAG”). This table does not reflect securities, if any, beneficially owned by any other business group of DBAG. CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB. The address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Germany.

(9)	Excludes shares and options held by Messrs. Yost and Sandberg.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2008, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Daniel M. Sandberg filed a Form 4 related to the vesting of restricted stock units one day late and Mark Brebberman, our corporate controller, did not make required Section 16(a) filings until October 10, 2007, at which time his filings were brought current.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Principles of Executive Compensation

The objectives of our executive compensation programs are to attract, retain and reward executive officers who contribute to our success, to align the financial interests of executive officers with Company performance, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve our business objectives and to reward individual performance.

In designing executive compensation programs intended to achieve these goals, we follow a number of key principles. These principles include the following:

•	Compensation should be competitive with that offered by other companies of similar size and in similar industries.

•	Compensation among executives should be equitable, based on their respective roles and responsibilities.

•	Compensation should be tied to the achievement of corporate and individual performance goals and objectives.

•	Compensation programs should provide an appropriate balance between guaranteed and “at risk” components so as to provide significant upside for outstanding performance without encouraging improper behavior.

•	The percentage of total compensation that is “at risk” should increase as the level of responsibility of an executive increases.

•	Compensation programs should provide an appropriate balance between short-term and long-term objectives and decision making.

•	Each element of compensation should be easy to understand.

•	Compensation programs should be flexible so as to allow compensation to be modified in response to changing industry conditions or other factors while continuing to support achievement of the Company’s goals.

•	Compensation programs should encourage ethical behavior by our executives.

Use of Compensation Consultants and Benchmarking

The Compensation Committee engaged Towers Perrin, a nationally-recognized compensation consulting firm, to provide guidance in connection with our fiscal 2007 executive compensation programs. Towers Perrin does not provide any significant services to the Company other than acting as compensation consultant to the Compensation Committee. During 2007, Towers Perrin conducted a comprehensive review of our compensation policies, programs and levels and advised the Compensation Committee on the overall structure of the executive compensation programs, the appropriate mix of the various elements of compensation and the target compensation levels for each of our executive officers, including the executive officers named in the Summary Compensation Table on page 32 (our “Named Executive Officers”). The compensation consultant also assisted us in developing a peer group of similar companies for purposes of benchmarking our executive compensation programs.

The peer group developed in 2007 consisted of 31 manufacturing companies including eight automotive suppliers. The peer group had median annual revenue of approximately $2 billion, which is similar to the revenue of the Company, with annual revenue ranging from approximately $800 million to approximately $4.6 billion. The peer group was comprised of companies with business operations, complexity and size similar to those of the Company and was selected to provide robust market data for analyzing competitive executive pay as well as to minimize year-to-year volatility in pay for specific positions. The peer group consisted of American Axle & Manufacturing Holdings, Inc., A. Schulman, Inc., Barnes Group, Inc., BorgWarner, Inc., Briggs & Stratton

Corporation, Cameron International Corporation, Cooper Standard Automotive, Inc., Cooper Tire & Rubber Company, Donaldson Company, Inc., EnPro Industries Inc., Fleetwood Enterprises, Inc., Harsco Corporation, Herman Miller, Inc., HNI Corporation, IDEX Corporation, JLG Industries, Inc., MSC Industrial Direct Co., Inc., Metaldyne Corporation, Modine Manufacturing Company, Monaco Coach Corporation, Nissan North America, Inc., Oshkosh Truck Corporation, Packaging Corporation of America, Polaris Industries, Inc., PolyOne Corporation, Rayonier, Inc., Sonoco Products Company, Steelcase, Inc., Superior Industries International, Inc., Teledyne Technologies, Inc., and The Toro Company.

Role of Management

Members of management participate in the process of setting executive compensation in a number of ways. Mr. Clawson, our Chief Executive Officer, generally makes recommendations to the Compensation Committee regarding each element of compensation for the other Named Executive Officers and participates in some of the Compensation Committee’s discussions related to the compensation of these Named Executive Officers. However, all decisions regarding the compensation of our Named Executive Officers are made by the Compensation Committee. In fiscal 2007, Mr. Clawson made recommendations to the Compensation Committee regarding the special arrangements made with Mr. Sandberg, as well as base salary, discretionary adjustments to short-term cash incentive awards and the amount of equity awards for the other Named Executive Officers. Mr. Clawson does not make recommendations regarding his own compensation and is not present for discussions of his compensation by the Compensation Committee.

Management also plays a significant role in structuring our incentive compensation plans. In fiscal 2007, management recommended to the Compensation Committee the financial metrics and targets on which short-term cash incentive awards should be determined so as to align this component of executive compensation with corporate financial targets that are important to our stockholders. Management also recommended that the amount of short-term cash incentive awards for 2007 be reduced below the amount of the awards achieved under the terms of the plan and made recommendations regarding the structure of the equity incentive guidelines adopted during 2007. Management determines, in consultation with our Board of Directors, our annual budgets and operating plans, including the overall cost and cash flow impact of our executive compensation programs. From time to time, management may also recommend changes to executive compensation based on our then current financial situation. For example, in fiscal 2006, management recommended the suspension of retirement plan contributions and agreed to voluntary pay reductions to enable us to reduce our cost structure and improve cash flow. Management recommendations are only one of several factors considered by the Compensation Committee in establishing compensation programs and levels, and the Compensation Committee remains free to modify or disregard management’s recommendations in its sole discretion.

Allocation Among Components of Compensation

Our executive compensation package in 2007 consisted of the following components: base salary, short-term cash incentives, long-term equity incentives, a special one-time bonus, benefit programs and perquisites. The Compensation Committee reviews the executive compensation practices of the peer group in establishing levels of total compensation and the allocation of total compensation among the various compensation components. In general, we target total executive compensation to be competitive with the median total compensation of the peer group, taking into account individual factors such as responsibilities, experience and performance.

One important principle followed by the Compensation Committee in establishing the allocation of total compensation among the various components is that the portion of an executive’s total target compensation that is “at risk” and subject to the achievement of performance goals or tied to stockholder returns should increase as the responsibilities of the executive within the Company increase. Accordingly, the percentage of total target compensation that is “at risk” is highest for our Chief Executive Officer and is higher for our Chief Operating Officer than it is for the other Named Executive Officers. The following table sets forth for each Named Executive

Officer the targeted allocation on a percentage basis of fiscal 2007 compensation among base salary, target short-term cash incentives and target long-term equity incentives:

		Short-term	Long-term
	Base	Cash	Equity
Name	Salary	Incentives	Incentives	Total

Curtis J. Clawson	25%	25%	50%	100%
James A. Yost	38%	24%	38%	100%
Fred Bentley	30%	30%	40%	100%
Patrick C. Cauley	38%	24%	38%	100%
John A. Salvette	38%	24%	38%	100%
Daniel M. Sandberg	63%	37%	0%	100%

Due to special circumstances related to Mr. Sandberg’s situation with the Company, he did not receive any long-term equity incentives in fiscal 2007, but rather was subject to certain special compensation arrangements described below under “Special Arrangements with Mr. Sandberg.”

Base Salary

The base salary component of total compensation, which is not “at risk,” is intended to provide a fair and reasonable level of minimum pay for the performance of the regular duties and responsibilities of each position. In determining base salaries that are fair and reasonable, the Compensation Committee considers the importance to the Company of the duties and responsibilities of each position, the base salaries being paid by the members of the peer group for similar positions and how each executive’s base salary compares to the other members of the executive team. We target base salary to be at approximately the median of the peer group.

Base salary is the basis for determining the amounts of the other components of compensation, since the other components of compensation are typically calculated as a multiple of base salary. For instance, target and maximum short-term cash incentives are expressed as percentages of base salary, as are the expected annual values of long-term incentive compensation. In addition, certain benefit programs such as retirement benefits and life and long-term disability insurance provide benefits that are based on percentages or multiples of base salary.

In fiscal 2006, we instituted salary reductions at our facilities in North America in connection with other actions taken to reduce our overall cost structure. In connection with these actions, Mr. Clawson voluntarily reduced his base salary by 10% and each of the other Named Executive Officers agreed to voluntarily reduce his base salary by 7.5%. These reductions became effective for all payments of salary received on or after May 1, 2006. The voluntary reductions did not impact the calculation of incentive compensation determined as a percentage of base salary, which was calculated using base salary in effect prior to May 1, 2006. The salary reductions were discontinued and prior salaries reinstated for all of the Named Executive Officers as of August 1, 2007.

Base salary is reviewed annually by the Compensation Committee. In fiscal 2007, Messrs. Bentley and Cauley received base salary increases of approximately eight percent and six percent, respectively, which were effective as of August 1, 2007. The purpose of the increases was to bring their base salaries closer to the median of the peer group for their respective positions. Mr. Clawson did not receive a significant salary increase in fiscal 2007, although his base salary was rounded up from $799,245 to $800,000 at the time that his voluntary reduction was terminated. Messrs. Yost, Sandberg and Salvette did not receive base salary increases in 2007 over and above the reinstatement of their salaries in effect prior to the voluntary reductions.

All of our Named Executive Officers received a three percent salary increase effective as of February 1, 2008. The purpose of these salary increases was to keep salaries competitive with the peer group. The amount of the salary increases was determined in consultation with our compensation consultant.

One-time Bonus

Equity incentive grants to our Named Executive Officers were significantly below the market median in fiscal 2006 due to the limited number of shares available for equity incentive awards at that time. In fiscal 2007, the Compensation Committee approved a one-time cash bonus to our Named Executive Officers, which was intended to partially compensate the Named Executive Officers for the below-market equity incentive awards received in fiscal 2006. The amount of this bonus was approximately 50% of the amount by which the 2006 equity incentive awards were below the market median. Mr. Sandberg did not receive a one-time bonus, but received an equivalent amount as a success bonus upon the divestiture of our automotive brake business pursuant to a separate arrangement described below under “Special Arrangements with Mr. Sandberg.”

Short-Term Cash Incentives

Short-term cash incentive compensation is intended to reward the achievement of corporate and personal performance goals for the current fiscal year. The criteria used to evaluate corporate performance for short-term incentive compensation are established at the beginning of each fiscal year and emphasize the achievement of business results that management and the Board of Directors determine to be most important during the year. Historically, these metrics have included measurements such as return on investment, adjusted earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, earnings from operations and cash flow. As with base salaries, the Compensation Committee consults with its executive compensation consultant and considers the practices of the peer group, other automotive suppliers and market trends in setting the metrics and target levels for short-term cash incentives. We target short-term cash incentives to be, on average, at the median of the peer group.

Consistent with the principle that a greater percentage of total compensation should be “at risk” for our Chief Executive Officer and Chief Operating Officer than for our other Named Executive Officers, in 2007 the target short-term cash incentive award was 100% of base salary for Messrs. Clawson and Bentley and was 60% for each of the other Named Executive Officers. Short-term cash incentive award payouts to our Named Executive Officers may be adjusted up or down by up 20% of the actual award achieved in the discretion of the Compensation Committee based on individual performance. In general, any upward adjustment must be offset by a downward adjustment to other participants in the 2007 short-term incentive plan (“STIP”), such that the maximum amount paid under the STIP to all participants does not exceed the aggregate amount of the actual awards achieved without adjustment. However, the Compensation Committee does retain the discretion to permit upward adjustments to STIP awards that are not entirely offset by downward adjustments to other awards. In fiscal 2007, the amount of upward adjustments exceeded the amount of downward adjustments by approximately $35,000.

Under the STIP, the metrics for our short-term cash incentives were earnings before interest and taxes, adjusted to eliminate the impact of asset impairments, sales of businesses and certain other one-time items during the fiscal year (“EBIT”) and free cash flow, which is cash from operations and asset sales minus capital expenditures, with certain additional adjustments (“Free Cash Flow”). Management recommended, and the Compensation Committee approved, EBIT and Free Cash Flow as the key performance metrics for short-term incentive compensation awards for several reasons, including:

•	Focusing our Named Executive Officers on reducing costs and improving productivity and liquidity.

•	Aligning incentive compensation to two key metrics used by stockholders to evaluate our performance.

•	Establishing performance metrics that are easy for individuals throughout the Company to understand and comprehend how the performance metrics can be impacted by individual actions.

For purposes of the STIP, EBIT was calculated from our audited financial statements by starting with loss from operations, then eliminating the impact of non-cash asset impairments and the non-cash cost of anti-dilution adjustments to equity incentive awards, adding the actual results from discontinued operations and the budgeted results of divested businesses from the divestiture date through year end, and subtracting the impact of cost savings resulting from the resolution of a lawsuit and the delay of certain restructuring activities. Free Cash Flow was calculated from our audited financial statements by starting with cash provided by operating activities minus cash used for investing activities, then eliminating the impact of our accounts receivable securitization facility and accelerated STIP payments to employees of divested operations, adding the actual cash flows from discontinued operations and the budgeted cash flows from divested businesses from the divestiture date through year end, and subtracting the cash impact of cost savings resulting from the resolution of a lawsuit and the delay of certain restructuring activities.

The fiscal 2007 EBIT target was $42.2 million and the Free Cash Flow target was $9.5 million, which are consistent with the targets for these metrics in the Company’s annual operating plan. Each metric is considered separately in determining the amount of the STIP award earned and each accounts for 50% of the STIP award if both are achieved at the target levels. STIP awards are paid only if the Company achieves positive Free Cash Flow. EBIT performance must be at least $23.2 million to receive a payout with respect this component, at which point this component of the award will be paid at 50% of target. Once the payment thresholds are exceeded, awards will increase as performance relative to the targets improves. The percentage awarded with respect to the Free Cash Flow component increases on a one-to-one straight-line basis from break-even Free Cash Flow up to the Free Cash Flow target. After achieving the target, the Company must exceed the target by approximately 16.5% for every 10% increase in the award. The percentage awarded with respect to the EBIT component increases on a straight-line basis as EBIT performance increases from the threshold up to the maximum award, with a payment of 100% at target EBIT. The maximum amount of a STIP award is 200% of the target STIP award, prior to any discretionary adjustments by the Compensation Committee. Additionally, the maximum payout with respect to either financial metric may not exceed 200% of the award payable with respect to such metric at the target level. To achieve the maximum payout, the Company must achieve EBIT of $80.3 million and Free Cash Flow of $25 million.

Actual EBIT achieved in 2007 was $57.1 million, compared to the target of $42.2 million, resulting in a calculated award with respect to the EBIT portion of the STIP award of 128.8% of the target award. Actual Free Cash Flow achieved in 2007 was $36.3 million, compared to the target of $9.5 million, resulting in a calculated award with respect to the Free Cash Flow portion of the STIP award of 200% of the target award, and a total STIP award payment of 164.4% of target, prior to any discretionary adjustment by the Compensation Committee. The Free Cash Flow portion of the award is very sensitive to relatively small changes in cash flows and the Free Cash Flow results were significantly improved by certain one-time items and the timing of certain payments and collections. Management believed some adjustment to the STIP award should be made to reflect the impact on Free Cash Flow of these items. As a result, management recommended to the Compensation Committee that STIP award payments be made at 120% of target, which management believes is appropriate to reflect the strong EBIT performance and fundamental improvement in Free Cash Flow. Taking these considerations into account, the Compensation Committee approved an aggregate STIP award of 120% of target.

The Compensation Committee did not make discretionary adjustments to the STIP awards of any of our Named Executive Officers other than Mr. Cauley. Mr. Clawson recommended, and the Compensation Committee approved, a discretionary adjustment to the STIP award for Mr. Cauley based on outstanding department and individual performance, including the successful resolution of several significant litigation matters and support of the Company’s debt restructuring and strategic initiatives. The discretionary adjustments to the STIP award received by Mr. Cauley increased his award to 125% of the target award. Mr. Sandberg did not receive a STIP award in fiscal 2007, although he was paid a pro rata portion his target STIP through his last day of employment pursuant to a separate arrangement described below under “Special Arrangements with Mr. Sandberg.”

The 2008 STIP will be structured similarly to the 2007 STIP. However, in addition to metrics based on EBIT and Free Cash Flow, the Compensation Committee added additional metrics based on measures of customer satisfaction and employee safety. As with the 2007 STIP, performance with respect to each metric will be determined separately in calculating the overall STIP award. If each metric is achieved at target levels, the EBIT metric will account for 50% of the total award, the Free Cash Flow metric will account for 30% of the total award and the customer satisfaction and employee safety metrics will each account for 10% of the total award.

Long-Term Cash Incentives

Long-term cash incentives were not a part of our executive compensation programs in fiscal 2007. The Compensation Committee decided not to include long-term cash incentives as a part of the 2007 compensation program because the Company was in the process of divesting certain non-wheel businesses during the fiscal year. Because these divestitures will significantly change the operations of the Company from year to year, appropriate performance targets were difficult to define over multiple years where the operations to be divested were included in some years and not in others. Instead, the Compensation Committee elected to increase the equity component of long-term compensation during 2007. If long-term cash incentives are adopted in the future, we expect that the annual expected value of total long-term compensation as a percentage of base salary would not be increased, but rather that a portion of the total currently allocated to long-term equity incentives such as stock options and restricted stock units would instead be allocated to long-term cash incentives.

Our Named Executive Officers received payments in fiscal 2007, and will also receive payments in fiscal 2008, pursuant to the Officer Bonus Plan (“OBP”), a long-term cash incentive program adopted in 2005 to provide financial incentives for the Named Executive Officers to remain with the Company and to achieve our strategic performance objectives. Awards made under the OBP were earned in fiscal 2006 and are to be paid in three equal installments. These payments relate to performance in 2005 and 2006 and were not taken into account in determining total target compensation for fiscal 2007. The first two installments have been paid and the third installment will be paid in July 2008, subject to acceleration upon a change in control. Generally, a Named Executive Officer will only be entitled to payment of the third installment if he continues to be an eligible officer, as defined in the OBP, on the date of payment. Mr. Sandberg resigned from the Company in fiscal 2007 and will not receive an OBP payment in 2008.

Long-Term Equity Compensation

The key objectives of our long-term equity compensation program are to directly align the interests of our Named Executive Officers with the interests of our stockholders and to provide a retention incentive to our Named Executive Officers, as equity compensation awards vest over a period of years following the grant date. Past equity awards have included grants of stock options, restricted stock and restricted stock units, which are payable in either stock or the equivalent value in cash on the vesting date as determined by the Compensation Committee. The equity compensation awards granted to date vest over a period of time established on the grant date. As with the other elements of total compensation, the long-term equity compensation levels of peer group companies were considered when determining appropriate long-term equity compensation levels for our Named Executive Officers. However, the realized value of our long-term equity compensation, which depends on the market price of our common stock, has been less than the market median of the peer group in recent years.

In past years, we did not have an established policy with respect to making equity compensation awards and had not granted such awards on an annual or other periodic basis. Until fiscal 2006, we had not granted any equity incentive awards to our Named Executive Officers since immediately following our emergence from Chapter 11 in 2003. In September 2006, we granted restricted stock units to each of our Named Executives Officers. The grant date expected value of this award was approximately 25% of market median, but reflected the current value of our common stock and the limited number of shares available for awards under our Long Term Incentive Plan. In fiscal 2007, our Compensation Committee established guidelines for annual equity incentive compensation grants and made awards of stock options and restricted stock units pursuant to these guidelines. The guidelines were established in consultation with Towers Perrin based on the long-term incentive programs of other companies in the peer group and were targeted to be at approximately the median of the peer group. The Compensation Committee has not established specific policies regarding the timing of equity incentive grants.

Based on these guidelines, the annual expected value of total long-term incentive compensation to each Named Executive Officer is determined as a percentage of base salary, with the annual expected value of long-term compensation set at 200% of base salary for Mr. Clawson, 137% of base salary for Mr. Bentley and 100% of base salary for the remaining Named Executive Officers. Awards consistent with the guidelines were made to each of our Named Executive Officers, other than Mr. Sandberg, in fiscal 2007. To provide an additional incentive to Mr. Salvette to complete the divestiture of our automotive brake business, his awards were made in two installments, with the first installment of 60% of the target awards made at the same time as the awards to the other Named Executive Officers and the remaining 40% deferred until the completion of the divestiture of our automotive brake business. Mr. Sandberg did not receive a long-term compensation award in fiscal 2007.

The long-term incentive compensation awards during 2007 were divided between stock options and restricted stock units, with 70% of the annual expected value allocated to stock options and 30% of the annual expected value allocated to restricted stock units. In determining the allocation between options and restricted stock units, the Compensation Committee considered several factors, including the practices of the peer group and broader market data and trends provided by the compensation consultant. In addition, because the amount of long-term equity compensation was being increased in lieu of providing long-term cash incentives in 2007, the Compensation

Committee wanted the value of the long-term equity incentives to be closely tied to Company performance. The Compensation Committee determined that stock options, which have value to the executive only if the price our stock increases, are more strongly tied to corporate performance than restricted stock units, which have some value to the executive regardless of our stock price performance over the vesting period. For purposes of determining the number of options and restricted stock units awarded, the options were valued at approximately $2.71 per option and the restricted stock units were valued at approximately $3.53 per share. The values were determined using a valuation methodology consistent with that used in a survey provided by the compensation consultant and using the closing price of our common stock on the day before the awards were made. The number of options and restricted stock units awarded to each of our Named Executive Officers in fiscal 2007 is set forth in the Grants of Plan Based Awards Table at page 36.

The stock options become exercisable in three equal installments on February 1, 2008, February 1, 2009 and February 1, 2010. The restricted stock units vest as to 100% of the award on February 1, 2010. In setting the vesting schedules, the Compensation Committee considered the equity incentive vesting practices provided by the compensation consultant as well as the retention objective of the awards. The Compensation Committee believes that the three-year vesting period provides a strong retention incentive by requiring continued employment over a period of years for the awards to vest fully, while not having them vest so far in the future that the retention value is diluted.

In fiscal 2007, the Compensation Committee amended existing stock option grants for all participants in our Long Term Incentive Plan to extend the exercise period following termination of employment or service on the Board of Directors in certain cases. As a result of the amendment, the period for exercising an option following termination of employment or service on the Board of Directors was extended from 90 days to two years following the date of termination (or until the expiration of any such option, if earlier) for any employee with ten or more years of service or any director with five or more years of service, provided that such individual’s termination is under acceptable circumstances. Due to their length of service with the Company, the amendment was immediately effective with respect to stock options held by Messrs. Sandberg and Salvette. This change did not result in any additional compensation expense under FAS 123R and was not considered by the Compensation Committee in determining total compensation or any individual component of compensation for fiscal 2007. The Compensation Committee made this change to reward long-term directors and employees for their loyalty to the Company.

Anti-dilution Adjustment

In fiscal 2007, we completed an equity rights offering and private placement pursuant to which we issued and sold 59,423,077 shares of our common stock at a price of $3.25 per share. These transactions triggered the anti-dilution provisions of our Long Term Incentive Plan, which require the Compensation Committee to make an equitable adjustment with respect to any awards outstanding on the date of such a transaction. In connection with these transactions, the Compensation Committee recommended, and the Board approved, adjusting the number and exercise price of exiting stock options using the same formula that was mandated for the adjustment of our Series B Warrants and using an analogous adjustment method for unvested restricted stock units. The same adjustment formulas were used for all outstanding options and restricted stock units under the Long Term Incentive Plan, not only those held by executives. For purposes of determining compensation expense pursuant to FAS 123R, the adjustments are treated as additional awards made in fiscal 2007 with the same vesting schedules as the original awards to which they relate. Because the purpose of these adjustments was to protect the Named Executive Officers against dilution from these transactions and not as compensation, the adjustments were not considered by the Compensation Committee in determining the amount of the equity incentive awards or other elements of executive compensation in 2007. The amount of compensation expense we recognized with respect to these adjustments is included in the “Stock Awards” column of the Summary Compensation Table.

Stock Ownership Guidelines

In connection with the establishment of the fiscal 2007 equity incentive awards, the Compensation Committee recommended, and the Board of Directors approved, stock ownership guidelines for our executives. The Compensation Committee and the Board of Directors believe that stock ownership guidelines are important to align the economic interests of our executives with those of our stockholders. The guidelines were developed with input from our compensation consultant and established target stock ownership using a multiple of the peer group median salary for chief executive officers and other executives, which was converted into a fixed number of shares using our approximate share price at the time the guidelines were adopted. The multiple was set at five times median salary for our Chief Executive Officer and two times median salary for the other Named Executive Officers. Pursuant to the guidelines, our Chief Executive Officer is expected to own 696,000 shares of our common stock and the other Named Executive Officers are expected to own 117,000 shares of our common stock on or before the later of September 18, 2012 or five years following the date of his or her appointment to such a position. For purposes of determining executive stock ownership pursuant to this requirement, shares of our stock purchased in the market, stock beneficially owned by the executive, stock held by the executive in any Company benefit plan, stock acquired on the exercise of stock options and held by the executive, vested and unvested shares of restricted stock and vested and unvested restricted stock units are included. Unexercised stock options are not included. If an executive fails to comply with the stock ownership guidelines by the relevant date, then 50% of any cash incentive compensation earned by that executive will be paid in shares of restricted stock until compliance with the stock ownership guidelines is achieved. The Company does not have any policies regarding hedging the economic risk of executive stock ownership. All of our Named Executive Officers currently hold stock in excess of the amounts required by the guidelines.

The following table summarizes the ownership of our common stock as of May 27, 2008 by the Named Executive Officers then employed by the Company:

			RSUs/
	Direct	Beneficial	Restricted
Name	Ownership	Ownership	Stock	Total

Curtis J. Clawson	1,005,140	2,000	341,346	1,348,486
Fred Bentley	119,781	—	105,854	225,635
Patrick C. Cauley	91,192	—	55,579	146,771
John A. Salvette	73,867	—	51,098	124,965

Special Arrangements with Mr. Sandberg

Mr. Sandberg was the President of our Automotive Components Group. During fiscal 2007, the Company continued to execute its strategy of focusing on its global automotive and commercial highway wheel business. As a result, the Company divested substantially all of the operations for which Mr. Sandberg was responsible over the course of the fiscal year. The Compensation Committee believed that retaining Mr. Sandberg would be essential to the successful completion of this process and determined that it would be appropriate to provide Mr. Sandberg additional incentives to remain with the Company and successfully complete the divestiture of these operations. In September 2007, the Compensation Committee approved certain incentives for Mr. Sandberg conditioned upon his remaining with the Company until the earlier of the closing of the divestiture of the Company’s automotive brake business or February 29, 2008, subject to Mr. Sandberg’s continued cooperation and assistance in completing this transaction. Pursuant to these arrangements, upon the earlier of completion of the divestiture transaction or February 29, 2008, Mr. Sandberg could voluntarily terminate his employment and receive the benefits to which he would be entitled if he terminated his employment for “good reason” pursuant to his employment agreement. Mr. Sandberg was required to sign a waiver and release agreement to receive these benefits. In addition, upon the closing of the divestiture of the automotive brake business, Mr. Sandberg would be entitled to receive a cash payment in the amount of $105,000, reflecting approximately 50% of the amount by which his 2006 equity incentive grant was below market, and 50% of his unvested restricted stock units would vest. Furthermore, if Mr. Sandberg was not employed or retained as a consultant by, or did not have any equity interest in, the purchaser of the automotive brake business, he would also be entitled to receive a cash payment of $116,667, representing the third installment of his OBP award, and his remaining unvested restricted stock units would vest.

On November 9, 2007, we completed the sale of the automotive brake business to Brembo North America, Inc. On January 7, 2008, Mr. Sandberg resigned from the Company to accept a position with Brembo North America, Inc. As a result, Mr. Sandberg received the benefits to which he would have been entitled under his employment agreement if he had terminated his employment for good reason on January 7, 2008. He also received an additional cash payment of $105,000 and 50% of his unvested restricted stock units were vested on November 9, 2007. The Company will not pay the third installment of his OBP award and no further restricted stock units will be vested.

Additional details on the amount of compensation received by Mr. Sandberg pursuant to these arrangements are included the Explanatory Notes and Narrative Discussion accompanying the Summary Compensation Table.

Benefits, Perquisites and Foreign Tax Equalization

Our executive benefit plans provide benefits customary in the automotive supply industry. Benefit programs are established taking into account benefits being offered by industry and peer group companies, market trends and the impact of the costs of the benefit programs on our financial performance. Most benefit plans provided to our executive officers are also provided to all non-union employees in the United States. Basic benefit plans include medical and dental insurance and prescription drug plans, life insurance and long-term disability insurance. In fiscal 2007, life and long-term disability insurance were provided to Named Executive Officers at the same multiples of base salary as other employees, with the Company paying the premiums and the taxes on such premiums for individual executive policies that supplement the group policies above the group policy limits.

Retirement Benefits.  The Named Executive Officers participate in the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”), which is the same tax qualified retirement plan available to all other non-union employees in the United States. Through April 30, 2006, we matched 100% of the first four percent of eligible compensation that was deferred into the 401(k) Plan by eligible employees, including the Named Executive Officers. In addition, the 401(k) Plan included a defined contribution benefit for all eligible employees equal to five percent of eligible compensation up to the Social Security wage base and eight percent of eligible compensation thereafter. In connection with the reductions in employee base salary in the United States, all employer contributions to the 401(k) Plan were suspended, effective May 1, 2006. Because of improvements to our financial performance during 2006, the Compensation Committee reinstated the four percent matching contribution effective January 1, 2007. As of May 28, 2008, the Compensation Committee has not reinstated the defined contribution benefit.

In addition to the 401(k) Plan, the Named Executive Officers participate in a non-qualified Supplemental Executive Retirement Plan (“SERP”). The intent of the SERP is to replace the benefits that would have been available under the 401(k) Plan, but for the limits on contributions to tax-qualified plans under the Internal Revenue Code. Prior to May 1, 2006, we made contributions to the SERP of twelve percent of eligible compensation, which is equal to the sum of the 401(k) Plan defined contribution rate for amounts in excess of the Social Security wage base plus the 401(k) matching contribution rate, minus the amount actually contributed to the 401(k) Plan. Contributions to the SERP were suspended together with the suspension of contributions to the 401(k) Plan. Contributions to the SERP were reinstated on January 1, 2007 at four percent of eligible compensation, the same rate as matching contributions to the 401(k) Plan, less the amount actually contributed to the 401(k) Plan.

We no longer offer a defined benefit pension plan to any of our employees in the United States. Participation in our prior defined benefit pension plan was closed to new participants on December 31, 1994 and service credits were frozen on that date. Mr. Salvette is the only Named Executive Officer with any vested benefits under the defined benefit pension plan.

Perquisites.  We provide limited perquisites to our executives. In 2007, we provided each Named Executive Officer with a leased vehicle that is available for personal use (or reimbursed the cost of a vehicle leased by them) and we paid all of the costs associated with those vehicles, which is a customary perquisite in the automotive supply industry. We also provided life and long-term disability insurance in excess of group policy limits and reimbursed certain taxes on benefits received by our Named Executive Officers. Rather than providing additional perquisites such as tax preparation, financial planning, country club dues and the like, we provided each Named Executive Officer a $15,000 perquisite allowance that could be used to pay for such services or taken in cash at the option of the Named Executive Officer. The amount was determined by considering the perquisites provided at similar companies and estimating the cost of providing a similar perquisite package. To help ensure that the Named Executive Officers are physically able to execute their duties, we also pay all the expenses associated with an annual comprehensive physical examination, taken at the option of the Named Executive Officer. We may also provide nominal additional perquisites or personal benefits from time to time in addition to those described above, such as occasional spousal travel to corporate events. We do not maintain a corporate aircraft, but we charter private jets from time to time for executive business travel. These are not available to our Named Executive Officers for personal use.

Beginning January 1, 2008, we will no longer provide supplemental life and long-term disability insurance policies or reimburse any taxes on the premium payments. Instead, the perquisite allowance was increased from $15,000 to $35,000 for our Named Executive Officers other than Mr. Clawson, and to $40,000 for Mr. Clawson, to cover the costs of the executives obtaining this insurance and paying these taxes directly. The perquisite allowance will be paid in cash over the course of the year and the Named Executive Officers have complete discretion over how it will be used. The Compensation Committee elected to establish the cash perquisite allowance rather than to increase base salaries to enable it to more easily compare this element of compensation among the peer group and because it does not believe that this element of compensation should be considered in determining the amounts of other compensation that are calculated as a percentage or multiple of base salary.

Tax Equalization Payments.  When an employee, including a Named Executive Officer, is posted to an overseas assignment in a jurisdiction with tax rates different from those in the employee’s home country, we typically adjust the employee’s compensation so that there is no difference between what the employee’s after-tax compensation would have been in his or her home country and the actual after-tax compensation in the foreign jurisdiction. Where foreign tax rates are higher, the equalization results in an increase in total compensation. The Compensation Committee believes this additional compensation is appropriate so that an employee who accepts an overseas assignment, which can cause significant hardship for the employee and his or her family, is made no worse off by the tax situation in the foreign jurisdiction. Because these payments represent income to the employee in the foreign jurisdictions in the years when taxes are actually paid rather than the years in which the services are provided in the foreign jurisdiction, foreign tax equalization payments may continue after an employee has returned to his or her home country. Mr. Bentley was the only Named Executive Officer who received tax equalization payments in 2007, which were related to services he provided while assigned to our European headquarters in Königswinter, Germany.

Severance and Change in Control Arrangements

The Compensation Committee believes severance and change in control arrangements are necessary to recruit talented executives from successful careers at other respected companies and to ensure that the interests of the Named Executive Officers remain aligned with the interests of our stockholders in transactions that could result in the termination of a Named Executive Officer’s employment. We also provide these benefits to ease the impact on the Named Executive Officers of a termination of employment and to take into account the fact that it can take a significant amount of time for senior executives to find comparable positions in other companies. These arrangements are set forth in the employment agreements we have executed with each of our Named Executive Officers or, with respect to awards under certain long-term compensation plans, in the plan documents. Additional information regarding our severance and change in control arrangements is set forth in “Potential Payments Upon Termination or Change in Control” on page 41. Severance and change in control arrangements are generally not considered by the Compensation Committee in setting the amounts of other compensation. However, the Compensation Committee may consider these arrangements in special circumstances where it is likely that an executive’s employment with the Company will end in the near future, as was the case with Mr. Sandberg in fiscal 2007, and adjust certain elements of the executive’s compensation accordingly.

The employment agreements and incentive compensation plans also provide for certain benefits upon a change in control. Certain of these benefits include a “single trigger” provision, meaning that the benefits become payable on a change of control, whether or not the employment of the Named Executive Officer is terminated in connection with the change of control. The Named Executive Officers other than Mr. Clawson are entitled to payment of a portion of their annual STIP prorated through the date of the change in control on a single trigger basis. All of the Named Executive Officers will receive the following benefits on a single trigger basis following a change of control:

•	Vesting of all unvested stock options and restricted stock units and lapse of restrictions on shares of restricted stock, which applies to all key employees with awards under our Long Term Incentive Plan, not just our executives.

•	Payment of all amounts earned but not yet paid under the Officer Bonus Plan.

•	Vesting of any unvested contributions to the 401(k) Plan (which is applicable to all participants in the 401(k) Plan on a change in control) and the SERP.

We believe that a single trigger provision is appropriate for equity awards to more closely align the interests of key employees with those of our stockholders in connection with such a transaction. We also believe that key employees who are not terminated in the transaction should have the same ability as those who are terminated to realize the benefits of the transaction with respect to our equity at the time it is completed. We do not believe it is appropriate for the Named Executive Officers to continue to bear the risk of non-payment of amounts earned but not yet paid under the Officer Bonus Plan following a change of control and therefore believe that a single trigger payment provision is appropriate for vesting these amounts. We also believe that a single trigger is appropriate for vesting contributions to retirement plans because we believe that employees terminated in connection with a change in control should not have to forfeit these benefits and we do not want to treat employees remaining with surviving company less favorably than those who were terminated. All of our current Named Executive Officers are already fully vested with respect to all contributions to the 401(k) Plan and the SERP by virtue of their length of service with the Company.

In addition to benefits payable on a single trigger basis (but in lieu of any benefits that would be payable upon such a termination in the absence of a change in control), all of our Named Executive Officers are entitled to severance and other benefits if terminated by us or our successor without cause or by them with good reason or, in the case of Mr. Clawson only, without good reason, following a change of control. We believe that these benefits are appropriate to provide an incentive to our Named Executive Officers to complete transactions that benefit our stockholders, but may result in their termination or substantial changes to the conditions of their employment. We believe a double trigger payment provision is appropriate for these benefits to avoid a windfall payment to Named Executive Officers who continue with the Company following the transaction. We believe that providing payment to Mr. Clawson if he terminates his employment without good reason following a change in control is appropriate in light of the importance of the efforts of the Chief Executive Officer to the completion of such a transaction and the unique nature of the position of the Chief Executive Officer in needing to work closely with the Board of Directors following a change of control. We believe that providing such a provision more closely aligns the interests of Mr. Clawson with that of the other stockholders considering the importance of Mr. Clawson to the successful completion of the transaction and the uncertainty of the nature or conditions of his continued employment with the Company or its successor following the transaction.

The employment agreements and incentive compensation plans also contain provisions regarding the benefits to be received in the event of termination of employment upon disability, death, and other certain circumstances, which we believe are typical and customary.

Pursuant to the Named Executive Officers’ employment agreements, we will pay additional “gross up” amounts if any payments or benefits paid to our Named Executive Officers under their employment agreements or any other plan, arrangement or agreement with us are subject to the federal excise tax on excess parachute payments or any similar state or local tax, or if our Named Executive Officers incur any interest or penalties with respect thereto, such that following these payments the Named Executive Officers are put in the same position as if no excise taxes had been imposed.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code, as amended, generally provides that publicly held companies may not deduct compensation paid to certain executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards of stock options granted under our Long Term Incentive Plan constitute qualified performance-based compensation eligible for this exception. The Compensation Committee considers the applicability of Section 162(m) to our ongoing compensation arrangements, but believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Compensation Committee’s judgment, it is in the Company’s best interest to do so. The 2007 STIP, grant of restricted stock units and one-time bonus paid in 2007 did not qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders.

The Compensation Committee

William H. Cunningham (Chair)
Mohsen Sohi
Henry D. G. Wallace
Richard F. Wallman

Summary Compensation Table

The following table and accompanying notes and narrative discussion set forth and discuss all compensation awarded to, earned by or paid to each of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated officers for fiscal years 2006 and 2007:

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total($)

Curtis J. Clawson,	2007	$759,660	$453,000	$2,169,355	$1,061,092	$960,000	—	$176,241	$5,579,348
President, Chief Executive Officer and Chairman of the Board	2006	735,972	108,378	1,036,910	—	2,233,510	—	78,986	4,193,756
James A. Yost,	2007	433,125	160,000	458,283	246,771	324,000	—	87,492	1,709,671
Executive Vice President and Chief Financial Officer (Resigned)(8)	2006	415,226	54,918	203,991	—	956,448	—	55,304	1,685,887
Fred Bentley,	2007	380,750	244,000	470,753	247,211	492,000	—	297,841	2,132,555
Chief Operating Officer and President, Global Wheel Group	2006	352,437	46,375	165,684	—	807,667	—	298,250	1,670,413
Patrick C. Cauley,	2007	286,200	135,016	278,957	154,259	220,320	—	82,087	1,156,839
Vice President, General Counsel and Secretary	2006	268,400	35,148	116,985	—	611,727	—	64,646	1,096,906
John A. Salvette,	2007	262,609	93,000	294,870	155,555	196,560	—	72,540	1,075,134
Vice President, Business Development	2006	256,478	22,184	141,173	—	401,904	$2,802	57,508	882,049
Daniel M. Sandberg,	2007	314,337	105,000	325,672	82,253	—	—	704,901	1,532,163
Vice President — Global Materials and Logistics and President, Automotive Components Group (Resigned)(8)	2006	321,194	14,238	155,409	—	463,904	371	59,234	1,014,350

Explanatory Notes and Narrative Discussion

(1)	This column reflects total base salary paid to our Named Executive Officers during the fiscal year. Pursuant to employment agreements executed with each of our Named Executive Officers, base salary is to be reviewed annually and may be increased, but not decreased, by the Compensation Committee. During fiscal 2006, Mr. Clawson voluntarily reduced his base salary by 10% and each of the other Named Executive Officers voluntarily reduced his base salary by 7.5% from the amounts established pursuant to their employment agreements. The salary levels in place for Messrs. Clawson, Yost, Bentley, Cauley, Salvette and Sandberg prior to the voluntary reductions were $799,245, $450,00, $380,000, $288,000, $273,000 and $350,000, respectively. These reductions became effective for all payments of salary received on or after May 1, 2006 through August 1, 2007, when the voluntary reductions were rescinded. Messrs. Bentley and Cauley also received increases of $30,000 and $18,000, respectively, in base salary effective August 1, 2007. The base salaries of Messrs. Clawson, Bentley, Cauley and Salvette were increased by 3% on February 1, 2008 to $824,000, $422,000, $315,000 and $281,000, respectively.

(2)	For 2007, this column reflects a one-time bonus intended to partially compensate the Named Executive Officers (other than Mr. Sandberg) for below-market equity incentive awards in fiscal 2006. With respect to Mr. Cauley only, this column also includes the discretionary adjustment to his STIP award in the amount of $11,016. Mr. Sandberg did not receive a similar one-time bonus. For Mr. Sandberg the amount in this column reflects a success bonus earned upon the completion of the divestiture of our automotive brakes business, which was calculated in the same manner as the one-time bonuses to the other Named Executive Officers.

For 2006, the column reflects the discretionary portion of the 2006 STIP awards. In fiscal 2006 the STIP included a discretionary award and a non-discretionary award. The amounts of the discretionary awards were determined by the Compensation Committee based on individual or business unit performance. Discretionary awards were targeted to be 20% of the total STIP award achieved, with the maximum possible discretionary STIP award equal to twice the targeted discretionary award.

(3)	This column reflects the compensation cost recognized by the Company for grants of restricted stock units pursuant to Statement of Financial Accounting Standards No. 123R (“FAS 123R”). It includes the FAS 123R cost related to the non-compensatory anti-dilution adjustments made to unvested restricted stock units in connection with the equity rights offering and private placement completed in fiscal 2007. The FAS 123R cost is determined based on the fair value of the award on the grant date, which may have no correlation to the current market value of the shares or the market value of the shares on the day they vest. The assumptions used in valuing the restricted stock units are disclosed in Note 15 to the Consolidated Financial Statements included with our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 10, 2008. The amount of compensation for the fiscal year is determined by pro rating the fair value of the awards and the anti-dilution adjustments over each vesting period and including the compensation attributable to the portions of the vesting periods occurring within the fiscal year. Compensation reflected in this column results from:

•	In fiscal 2006 and 2007, a grant of restricted stock units made on July 28, 2003 with a FAS 123R fair value of $14.00 per share which vested as to one-third of the grant on July 28, 2006 and as to the other two-thirds of the grant on July 28, 2007.

•	In fiscal 2006 and 2007, a grant of restricted stock units made on September 17, 2006 with a FAS 123R fair value of $2.67 per share which vested as to one-half of the grant on September 17, 2007 and which will vest as to the other one-half of the grant on September 17, 2008.

•	In fiscal 2007, for all Named Executive Officers other than Mr. Sandberg, a grant of restricted stock units made on August 10, 2007 with a FAS 123R fair value of $3.79 per share which will vest on February 1, 2010.

•	In fiscal 2007, for Mr. Salvette only, a grant of restricted stock units made on November 27, 2007 with a FAS 123R fair value of $4.00 per share which will vest on February 1, 2010.

•	In fiscal 2007, the additional restricted stock units received pursuant to the anti-dilution adjustments approved July 17, 2007 with a FAS 123R fair value of $5.88 per share, portions of which vested on July 28, 2007 and September 17, 2007, and the remainder of which will vest on September 17, 2008.

The following table shows for each Named Executive Officer the amount of compensation attributable to each of the foregoing in fiscal 2007:

	Grant Made	Grant Made	Grants Made	Anti-dilution
Name	7/28/2003	9/17/2006	8/10/07 and 11/27/07	Adjustments

Curtis J. Clawson	$310,440	$375,126	$99,544	$1,384,245
James A. Yost	59,211	84,028	27,997	287,047
Fred Bentley	41,119	106,536	34,840	288,258
Patrick C. Cauley	32,894	54,018	19,038	173,007
John A. Salvette	42,277	51,017	13,193	188,383
Daniel M. Sandberg	44,743	56,436	—	224,493

The restricted stock units are convertible into shares of our common stock or the equivalent amount in cash, as determined by the Compensation Committee, on the vesting dates. Although risk of forfeiture is not considered in determining the FAS 123R value for the Summary Compensation Table, the awards are subject to forfeiture and no value will be realized by a Named Executive Officer if he is no longer employed on the vesting dates. Mr. Sandberg resigned in January 2007 and, as a result, forfeited 18,072 restricted stock units that were scheduled to vest on September 17, 2008. The value actually realized by our Named Executive Officers with respect to restricted stock units that vested during the fiscal year is set forth in the Options Exercised and Stock Vested table on page 39.

(4)	This column reflects the compensation cost recognized by the Company for grants of stock options pursuant to FAS 123R. It includes the FAS 123R cost related to the non-compensatory anti-dilution adjustments made to outstanding stock options in connection with the equity rights offering and private placement completed in fiscal 2007. The FAS 123R cost is determined based on the fair value of the award on the grant date, which may have no correlation to the difference between the exercise price of a stock option and the market value of the underlying shares. The assumptions used in valuing the stock options are disclosed in Note 15 to the Consolidated Financial Statement included with our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 10, 2008. The amount of compensation for the fiscal year is determined by pro rating the fair value of the awards over each vesting period and including the compensation attributable to the portions of the vesting periods occurring within the fiscal year. Fiscal 2007 compensation reflected in this column results from:

•	For all Named Executive Officers other than Mr. Sandberg, a grant of stock options made on August 10, 2007 with a FAS 123R fair value of approximately $2.35 per option which will become exercisable as to one-third of such options on each of February 1, 2008, February 1, 2009 and February 1, 2010.

•	For Mr. Salvette, a grant of stock options made on November 27, 2007 with a FAS 123R fair value of approximately $2.38 per option which will become exercisable as to one-third of such options on each of February 1, 2008, February 1, 2009 and February 1, 2010.

•	A change in the exercise price and increase in the number of shares subject to outstanding stock options pursuant to the anti-dilution adjustments approved July 17, 2007, which adjustment had a FAS 123R value of approximately $2.84 per share for each option as so adjusted. The options were fully vested at the time of the adjustment.

The following table shows for each Named Executive Officer the amount of compensation attributable to each of the foregoing in fiscal 2007:

	Grants Made 8/10/07	Anti-dilution Option
Name	and 11/27/07	Adjustments

Curtis J. Clawson	$490,378	$570,714
James A. Yost	137,919	108,852
Fred Bentley	171,632	75,579
Patrick C. Cauley	93,785	60,474
John A. Salvette	77,834	77,721
Daniel M. Sandberg	—	82,253

Although risk of forfeiture is not considered in determining the FAS 123R value for the Summary Compensation Table, unvested stock options are subject to forfeiture if the Named Executive Officer is no longer employed by the Company. Stock options generally have a term of 10 years from the date of grant and, unless they expire earlier by their terms, will expire 90 days following termination of employment for Named Executive Officers with less than ten years of service with the Company, or two years following the date of termination for Named Executive Officers with ten or more years of service.

(5)	For fiscal 2007, this column consists of incentive compensation earned under the STIP. The discretionary increase to Mr. Cauley’s STIP award approved by the Compensation Committee appears in the Bonus column. STIP awards in 2007 were based on performance relative to EBIT and Free Cash Flow targets and were paid at 120% of the target, prior to discretionary adjustments. More information on how the STIP awards were determined is set forth in “Compensation Discussion and Analysis — Short Term Cash Incentives” at page 23. Mr. Sandberg did not receive a STIP payment in fiscal 2007, although he did receive payments calculated by reference to his target STIP payment in connection with his resignation from the Company. The amounts received by Mr. Sandberg in connection with his resignation are included in the All Other Compensation column.

For fiscal 2006, this column consists of the non-discretionary portion of incentive compensation earned under the STIP and compensation earned under the Officer Bonus Plan (“OBP”). The amounts of compensation attributable to each of the STIP and OBP in fiscal 2006 are set forth in the following table:

Name	STIP	OBP

Curtis J. Clawson	$433,510	$1,800,000
James A. Yost	146,448	810,000
Fred Bentley	123,667	684,000
Patrick C. Cauley	93,727	518,000
John A. Salvette	88,737	313,167
Daniel M. Sandberg	113,904	350,000

The OBP awards are paid in three equal installments. Two installments have been paid, with the remaining installment to be paid in July 2008. The final payment under the OBP is subject to forfeiture and no value will be realized by a Named Executive Officer if he is not employed on the payment dates, unless payment is accelerated. Payment of OBP awards is accelerated upon a change in control or if the Named Executive Officer’s employment is terminated by us without cause or by him with good reason. Payment of Mr. Sandberg’s final OBP installment was forfeited when he resigned from the Company in January 2008.

(6)	The amount in this column represents the change in the actuarial present value of the accumulated benefits of Messrs. Salvette and Sandberg under our defined benefit pension plan. The value of the accumulated benefits decreased in 2007, although SEC rules do not permit the use of negative amounts in the Summary Compensation Table. The value of the accumulated benefits decreased by $2,206 for Mr. Salvette and by $406 for Mr. Sandberg. Participation in the plan and all accrued benefits were frozen in 1994 and Messrs. Salvette and Sandberg were the only Named Executive Officers who were participants in the plan in fiscal 2007. Mr. Sandberg resigned during fiscal 2007 and is no longer eligible for benefits under the plan. None of our Named Executive Officers received above-market or preferential earnings on the Supplemental Executive Retirement Plan or on any other deferred compensation that is not tax-qualified.

(7)	This column includes all other items of compensation. In fiscal 2007, this amount includes for all of our Named Executive Officers: (i) contributions to our 401(k) Retirement Savings Plan and the nonqualified Supplemental Executive Retirement Plan, (ii) supplemental term life and (except in the case of Mr. Yost) long term disability insurance premiums paid by the Company, (iii) tax gross ups or reimbursements (other than foreign tax-equalization payments) and (iv) perquisites and personal benefits. The incremental cost to the Company for each individual item of such compensation other than perquisites and personal benefits was less than $10,000 for any Named Executive Officer in Fiscal 2007, except as set forth in the following table:

	Retirement Plan	Insurance
Name	Contributions	Premiums

Curtis J. Clawson	$118,181	$12,851
James A. Yost	53,267	—
Fred Bentley	42,204	—
Patrick C. Cauley	27,469	10,568
John A. Salvette	23,745	12,444
Daniel M. Sandberg	40,168	—

For Mr. Bentley the amount in the All Other Compensation column for fiscal 2007 also includes $208,106 in German tax equalization payments during fiscal year 2007 related to his service while based in Königswinter, Germany. This amount was paid in Euros and was converted into U.S. Dollars using an exchange rate of $1.39702 to €1.00.

For Mr. Sandberg, the amount in the All Other Compensation column for fiscal 2007 also includes compensation received in connection with his resignation following the closing of the divestiture of our automotive brakes business pursuant to special arrangements approved by the Compensation Committee. Pursuant to these arrangements, Mr. Sandberg was entitled to receive the benefits provided for under his employment agreement in connection with a voluntary termination for “good reason.” For more information on these arrangements, see

“Compensation Discussion and Analysis — Special Arrangements with Mr. Sandberg” at page 27. The following table sets forth the amount of each item of such compensation in excess of $10,000:

Item of Compensation	Amount

Severance (one year of base salary)	$350,000
Target STIP Pro-rated through January 7, 2008	196,192
Accrued and Unused Vacation (4 weeks)	26,922
Leased Vehicle Buyout Cost	44,135

For all of our Named Executive Officers perquisites and personal benefits include a flexible benefit that can be applied, at the option of the Named Executive Officer, against the cost of certain services or memberships and which is paid in cash to the extent not so applied, as well as the cost of automobiles provided or reimbursed by the Company and available for the personal use. For Messrs. Yost, Bentley, Cauley and Salvette perquisites and personal benefits include their spouses accompanying them to an executive retreat during 2007. For Messrs. Clawson and Cauley perquisites and personal benefits include comprehensive physical examinations not provided to other employees, including travel and living expenses incurred in connection with such examinations. For Mr. Bentley perquisites and personal benefits include tax preparation assistance in connection with the payment of foreign taxes. No individual perquisite or personal benefit received by any of our Named Executive Officers exceeded $25,000 in fiscal 2007.

(8)	Mr. Sandberg resigned from the Company on January 7, 2008 and Mr. Yost resigned from the Company on May 21, 2008. However, SEC regulations define them as Named Executive Officers for purposes of reporting fiscal 2007 compensation.

Grants of Plan-Based Awards

The following table and accompanying notes and narrative discussion set forth and discuss awards during the fiscal year to our Named Executive Officers pursuant to the STIP and our Long Term Incentive Plan (“LTIP”):

					All Other	All Other
			Estimated Possible Payouts		Stock	Stock
			Under		Awards:	Awards:	Exercise	Grant Date
			Non-Equity Incentive Plan		Number of	Number of	or Base	Fair Value
			Awards(1)		Shares of	Securities	Price of	of Stock
	Type of		Target	Maximum	Stock or	Underlying	Option	and Option
Name	Award	Grant Date	($)	($)	Units(#)(2)	Options(#)(3)	Awards ($/Sh)	Awards(4)

Curtis J. Clawson	RSU	8/10/2007	—	—	135,977	—	—	$515,353
	Option	8/10/2007	—	—	—	413,284	$3.79	969,997
	STIP	—	$800,000	$1,600,000	—	—	—	—
James A. Yost	RSU	8/10/2007	—	—	38,244	—	—	144,945
	Option	8/10/2007	—	—	—	116,236	$3.79	272,811
	STIP	—	270,000	540,000	—	—	—	—
Fred Bentley	RSU	8/10/2007	—	—	47,592	—	—	180,374
	Option	8/10/2007	—	—	—	144,649	$3.79	339,498
	STIP	—	410,000	820,000	—	—	—	—
Patrick C. Cauley	RSU	8/10/2007	—	—	26,006	—	—	98,563
	Option	8/10/2007	—	—	—	79,041	$3.79	185,513
	STIP	—	183,600	367,200	—	—	—
John A. Salvette	RSU	8/10/2007	—	—	13,768	—	—	52,181
	Option	8/10/2007	—	—	—	41,845	$3.79	98,212
	RSU	11/27/07	—	—	9,400	—	—	37,600
	Option	11/27/07	—	—	—	28,700	$4.00	68,425
	STIP	—	163,800	327,600	—	—	—	—
Daniel M. Sandberg	STIP	—	210,000	420,000	—	—	—	—

Explanatory Notes and Narrative Discussion

(1)	These columns reflect the target and maximum STIP payouts. STIP payouts are based on achievement relative to performance targets based on EBIT and Free Cash Flow. Although the EBIT portion of the award has a threshold payment of 50% of the target payment, there is no threshold payment on the Free Cash Flow portion of the award and thus there is no threshold or minimum payment under the STIP as a whole. The target payment is equal to 100% of base salary for Messrs. Clawson and Bentley and 60% of base salary for the other Named Executive Officers. The maximum payment based on achievement of performance targets is twice the target award. The amount of the award actually paid can be increased or decreased at the discretion of the Compensation Committee by up to 20% of the award actually achieved.

The amount of the STIP awards actually paid to each Named Executive Officer is set forth in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table, except that any discretionary increase in the awards is included in the Bonus column of the Summary Compensation Table. More information on the STIP awards, including how the final awards were determined, is set forth in “Compensation Discussion and Analysis — Short Term Cash Incentives” at page 23.

(2)	This column reflects awards of restricted stock units under the LTIP. The awards will vest on February 1, 2010. These awards are payable in either stock or the equivalent value in cash on the vesting date as determined by the Compensation Committee. Vesting of these awards is accelerated upon a change in control, as more fully discussed in “Potential Payments Upon Termination or Change in Control” at page 41. These awards were made after the date of the anti-dilution adjustments to the existing restricted stock units required by the LTIP in connection with the equity rights offering and private placement completed in fiscal 2007. Pursuant to SEC rules, this table does not include additional restricted stock units received pursuant to anti-dilution adjustments, although FAS 123 expense from these adjustments is included in the Summary Compensation Table. More information on these awards is set forth in “Compensation Discussion and Analysis — Long Term Equity Compensation” at page 25.

(3)	This column reflects awards of stock options under the LTIP. The stock options become exercisable in three equal installments on February 1, 2008, February 1, 2009 and February 1, 2010; provided that if the number of shares subject to an option is not evenly divisible by three, the additional share or shares will be included in the first and, if applicable, third installments. Vesting of the stock options is accelerated upon a change in control, as more fully discussed in “Potential Payments Upon Termination or Change in Control” at page 41. These awards were made after the date of the anti-dilution adjustments to the existing stock options required by the LTIP in connection with the equity rights offering and private placement completed in fiscal 2007. Pursuant to SEC rules, this table does not include adjustments to the number of shares or the exercise price of existing options made pursuant to anti-dilution adjustments, although FAS 123 expense from these adjustments is included in the Summary Compensation Table. More information on these awards is set forth in “Compensation Discussion and Analysis — Long Term Equity Compensation” at page 25.

(4)	The grant date fair value of the restricted stock units is determined by multiplying the number of units granted times the FAS 123R fair value per share of our common stock on the grant date, without taking into account any risk of forfeiture. The grant date fair value of our common stock was $3.79 per share. The grant date fair value of the stock options was determined by multiplying the number of options granted times the FAS 123R fair value per option on the grant date, without taking into account any risk of forfeiture. The grant date fair value of the options was approximately $2.35 per option.

Outstanding Equity Awards at Fiscal Year-End

The following table and accompanying notes includes information on unexercised stock options and unvested restricted stock units held by our Named Executive Officers at the end of the fiscal year:

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of
	Underlying	Underlying			Shares or Units	Market Value of
	Unexercised	Unexercised	Option	Option	of Stock	Shares or Units of
	Options(#)	Options(#)	Exercise	Expiration	that Have	Stock that Have
Name	Exercisable	Unexercisable(1)	Price($)	Date	Not Vested(#)(2)	Not Vested($)(3)

Curtis J. Clawson	554,506	—	$10.35	7/28/2013	—	—
	—	413,284	3.79	8/10/2017	—	—
	—	—	—	—	341,346	$1,201,538
James A. Yost	105,760	—	10.35	7/28/2013	—	—
	—	116,236	3.79	8/10/2017	—	—
	—	—	—	—	84,247	296,549
Fred Bentley	73,444	—	10.35	7/28/2013	—	—
	—	144,649	3.79	8/10/2017	—	—
	—	—	—	—	105,917	372,828
Patrick C. Cauley	58,756	—	10.35	7/28/2013	—	—
	—	79,041	3.79	8/10/2017	—	—
		—	—	—	55,579	195,638
John A. Salvette	75,513	—	10.35	7/28/2013	—	—
	—	41,845	3.79	8/10/2017	—	—
	—	28,700	4.00	11/27/2017	—	—
	—	—	—	—	51,098	179,865
Daniel M. Sandberg	79,918	—	10.35	7/28/2013	—	—

Explanatory Notes

(1)	This column sets forth unvested stock options. The stock options become exercisable in three equal installments on February 1, 2008, February 1, 2009 and February 1, 2010, except that if the number of shares subject to an option is not evenly divisible by three, the additional share or shares will be included in the first and, if applicable, third installments. Vesting of the options is accelerated upon a change in control, as more fully discussed in “Potential Payments Upon Termination or Change in Control” at page 41.

(2)	This column sets forth unvested restricted stock units. The dates on which the restricted stock units are scheduled to vest and the number of shares vesting on each date are set forth in the following table:

	Vesting on	Vesting on
Name	9/17/2008	2/1/2010

Curtis J. Clawson	205,369	135,977
James A. Yost	46,003	38,244
Fred Bentley	58,325	47,592
Patrick C. Cauley	29,573	26,006
John A. Salvette	27,930	23,168

Vesting of the restricted stock units is accelerated upon a change in control, as more fully discussed in “Potential Payments Upon Termination or Change in Control” at page 41. Vesting of a portion of the restricted stock units held by Mr. Sandberg was accelerated during the fiscal year as more fully discussed “Compensation Discussion and Analysis — Special Arrangements with Mr. Sandberg” at page 27, while the remaining restricted stock units were cancelled upon his resignation.

(3)	The market value of the unvested restricted stock units is determined by multiplying the number of unvested restricted stock units outstanding on the last day of our fiscal year by $3.52, the closing price of a share of our common stock on the last day of the fiscal year.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised stock options during the fiscal year. The following table and accompanying notes include information on restricted stock units held by our Named Executive Officers that vested during the fiscal year:

	Stock Awards
	Number of Shares Acquired	Value Realized
Name	on Vesting(#)	on Vesting($)(1)

Curtis J. Clawson	506,080	$2,253,302
James A. Yost	103,357	457,717
Fred Bentley	98,154	425,746
Patrick C. Cauley	61,436	270,710
John A. Salvette	68,882	306,708
Daniel M. Sandberg	97,559	429,250

Explanatory Note

(1)	The value realized on vesting is determined by multiplying the number of shares acquired on each vesting date times the closing price per share of our common stock on such vesting date. The value realized on vesting has no relationship to the amount of compensation expense recognized by the Company during the fiscal year and included in the Summary Compensation Table. The following table sets forth the vesting dates, the closing price per share of our common stock on each vesting date and the number of shares vesting for each Named Executive Officer on each vesting date:

	Vesting on 7/30/2007	Vesting on 9/17/2007	Vesting on 11/9/2007
Name	$4.70/share	$4.09/share	$4.30/share

Curtis J. Clawson	300,712	205,368	—
James A. Yost	57,355	46,002	—
Fred Bentley	39,830	58,324	—
Patrick C. Cauley	31,863	29,573	—
John A. Salvette	40,952	27,930	—
Daniel M. Sandberg	43,341	36,145	18,073

Vesting of shares for Mr. Sandberg on November 9, 2007 reflects accelerated vesting of a portion of his restricted stock units upon sale of the brakes business unit. See “Compensation Discussion and Analysis — Special Arrangements with Mr. Sandberg” at page 27 for more information.

Pension Benefits

We no longer offer a defined benefit pension plan to any of our employees in the United States. Participation in the defined benefit pension plan was closed to new participants on December 31, 1994 and service credits were frozen on that date. Mr. Salvette is the only Named Executive Officer to participate in our defined benefit pension plan. Mr. Sandberg was a participant in the plan before his resignation in January 2008, but is no longer eligible for benefits under the plan. The plan provides a benefit at age 65 and after 30 years of credited service that would equal 30% of final average salary. However, retirement benefits were frozen at accrued levels in 1994. The valuation method and material assumptions applied in quantifying the present value of the current accrued benefits are described in our Annual Report on Form 10-K in Note 11 to our consolidated financial statements and assume retirement at age 65. The plan allows for an actuarially reduced benefit if retiring earlier than age 65, as well as retiring with less than 30 years of service. Mr. Salvette is not currently eligible to receive early retirement benefits under the plan. The following table and accompanying notes set forth certain information with respect to the accumulated benefits of Mr. Salvette under our defined benefit pension plan:

Number of
		Years	Present Value of
		Credited	Accumulated
Name	Plan Name	Service(#)(1)	Benefits($)

John A. Salvette	Hayes Lemmerz International, Inc. Retirement Income Plan	4.78	$49,509

(1)	Mr. Salvette’s number of years of credit service under the plan differs from his number of years of service with the Company because service credits were frozen on December 13, 1994.

Nonqualified Deferred Compensation

We provide our executive officers with a Supplemental Executive Retirement Plan (the “SERP”). The intent of the SERP is to replace the benefits that would have been available under our 401(k) Retirement Savings Plan (the “401(k) Plan”), but for the limits on contributions to tax-qualified plans under Section 402(g) of the Code. During fiscal 2007 the Company contributed an amount equal to four percent of cash compensation paid during the year (other than termination payments to Mr. Sandberg), including base salary, STIP awards, one-time bonus and OBP payments, less amounts contributed to the 401(k) Plan. In addition to Company contributions, the Company may permit participants to defer a portion of their eligible compensation in an amount determined by the Company on a year-by-year basis. No such amounts were deferred in 2007 and no Named Executive Officer made any contributions to the SERP.

The Named Executive Officers have the discretion to determine how the amounts in SERP are allocated among one or more investment options in a program determined by the Company. The Named Executive Officers may change their investment elections at any time. Amounts in the plan are fully vested after three years of service. The SERP is unfunded and participants’ claims would be those of general unsecured creditors in the event of the Company’s bankruptcy. Distributions from the SERP may be made in the event of the participants’ death, disability, termination of employment, attainment of age 60 or certain unforeseeable emergencies.

The following table and accompanying notes set forth certain information the SERP:

	Registrant	Aggregate	Aggregate
	Contributions in	Earnings	Balance at
	Last Fiscal	in Last Fiscal	Last Fiscal
Name	Year($)(1)	Year($)(2)	Year-End($)(3)

Curtis J. Clawson	$108,913	$73,980	$1,636,434
James A. Yost	44,267	17,533	347,965
Fred Bentley	40,837	(16,909)	246,920
Patrick C. Cauley	26,244	(5,757)	104,214
John A. Salvette	17,943	(29,284)	332,046
Daniel M. Sandberg	27,714	1,738	262,527

Explanatory Notes

(1)	This column sets forth the Company’s contributions to the SERP during the fiscal year. All of these amounts are included in the Summary Compensation Table for fiscal 2007.

(2)	This column sets forth the earnings on each Named Executive Officer’s SERP account during the fiscal year. Because these earnings are not above-market, no amounts were included in the Summary Compensation Table for fiscal 2006 or 2007. The mix of investments selected by Messrs. Bentley, Cauley and Salvette declined in value during 2007, resulting in negative earnings during the fiscal year.

(3)	The following table sets forth the amounts included in this column that were included in the Summary Compensation Tables for previous years, except with respect to Mr. Salvette, who has not previously been a Named Executive Officer:

Amount in Prior
Summary
Name	Compensation Tables

Curtis J. Clawson	$1,012,627
James A. Yost	218,065
Fred Bentley	75,542
Patrick C. Cauley	2,728
Daniel M. Sandberg	132,477

Potential Payments Upon Termination or Change in Control

Background.  Potential benefits to be received by our Named Executive Officers upon termination or a change in control are set forth in each Named Executive Officer’s employment agreement and in the applicable plans and associated grant agreements under which they receive benefits. These plans include the 401(k) Plan, the SERP, the STIP, the OBP, the LTIP and, with respect to Mr. Salvette only, the Retirement Income Plan, our former defined benefit pension plan. Additional information regarding potential payments upon a termination or change in control is included in “Compensation Discussion and Analysis — Severance and Change in Control Arrangements” at page 29.

The following discussion quantifies and explains the benefits that would be payable to our Named Executive Officers in the following scenarios: (i) retirement; (ii) termination without cause or for good reason; (iii) termination as a result of death or disability; and (iv) upon a change in control. As SEC rules require these amounts to be determined as if the termination or change in control occurred on the last day of fiscal 2007, amounts payable are calculated using base salaries in effect on January 31, 2008, rather than the higher base salaries taking effect on February 1, 2008. Except as described below with respect to Mr. Clawson terminating his employment without good reason following a change in control, none of our Named Executive Officers is entitled to any benefits or payments other than accrued salary, unpaid vacation and benefits vested through the termination date if terminated by us for cause or by him without good reason. These benefits are payable in any termination scenario and are not separately described below. In certain of the termination scenarios described below, any unvested benefits under the 401(k) Plan and the SERP would become vested pursuant to the terms of the plans. However, all Named Executive Officers are already fully vested in their benefits under these plans by virtue of their length of service with the Company.

All cash payments upon termination or a change in control are payable in a lump sum, less applicable withholding taxes, other than salary continuation payments to Mr. Clawson following termination without cause, for good reason or upon a change in control, which are paid in accordance with the Company’s payroll policies. Each Named Executive Officer other than Mr. Clawson is required to sign a mutual release agreement in order to obtain the post-termination or change in control benefits described below. The employment agreements also contain post-termination covenants prohibiting the Named Executives Officers from competing with or soliciting the customers or employees of the Company for a period of time following termination. For additional information regarding payments to our Named Executive Officers upon termination or a change in control, see “Compensation Discussion and Analysis — Severance and Change in Control Arrangements” at page 29.

Mr. Sandberg terminated his employment during the fiscal year. Pursuant to certain special arrangements approved by the Compensation Committee, he resigned on January 7, 2008 following the completion of the sale of our automotive brake business and received the benefits available upon a voluntary termination for good reason as of such date, other than payment of the unpaid award under the Officer Bonus Plan. The amount actually received by Mr. Sandberg in connection with his termination is included in the Summary Compensation Table in the All Other Compensation column and described the accompanying explanatory notes and narrative discussion. Accordingly, Mr. Sandberg has been omitted from the following discussion of potential future termination benefits. For additional information regarding the arrangements with Mr. Sandberg, see “Compensation Discussion and Analysis — Special Arrangement with Mr. Sandberg” at page 27.

Mr. Yost voluntarily resigned from the Company without good reason effective May 21, 2008. He was paid his base salary and accrued and unused vacation and received standard employee benefits through his last day of employment. He also is entitled to the vested balances in his 401(k) and SERP accounts. He received no additional compensation in connection with his resignation.

Retirement.  Upon retirement each of our Named Executive Officers would be entitled to their vested benefits under the 401(k) Plan, the SERP, and with respect to Mr. Salvette, under the Retirement Income Plan, our defined benefit pension plan. The 401(k) Plan is generally available to all salaried employees in the United States and does not discriminate in scope, terms or operation in favor of executive officers. The vested benefits of each Named Executive Officer under the SERP at January 31, 2008 are set forth in the Non-qualified Deferred Compensation Table in the “Aggregate Balance at Last Fiscal Year-End” column. Mr. Salvette’s benefits under the Retirement Income Plan are described in the Pension Benefits table and accompanying notes at page 39.

Termination Without Cause or for Good Reason.  The benefits to be received by our Named Executive Officers upon termination of employment without “cause” or for “good reason” are set forth in their respective employment agreements. The Named Executive Officers’ employment agreements define “cause” as:

•	Willful failure to perform his material duties that have been duly assigned and are commensurate with those of the position in which he is then employed, if the failure is not cured within 15 days after receipt of written notice identifying the manner in which he has willfully failed to perform.

•	Engaging in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise.

•	Conviction of any crime or offense constituting a felony.

•	Failure to comply with any material provision of his employment agreement, if the failure is not cured within 15 days after receipt of written notice.

The employment agreements define “good reason” as:

•	A material adverse alteration in the nature or status of the Named Executive Officer’s position, duties, responsibilities or authority.

•	A material reduction in base salary or level of employee benefits other than across-the-board reductions in employee benefits applied similarly to all of the Company’s senior executives.

•	Failure to pay or provide any of the compensation set forth in the employment agreements (except for an across-the-board deferral of compensation applied similarly to all of the Company’s senior executives) which is not cured within 15 days after receipt by the Company of written notice.

•	Relocation of the principal place of employment more than 30 miles from its current location except for required travel on Company business.

•	Assignment of duties or responsibilities which are materially inconsistent with the provisions of his employment agreement.

•	Failure by the Company to comply with any material provision of the employment agreement, if the failure is not cured within 15 days after receipt of written notice.

Mr. Clawson’s agreement defines “good reason” to also include the failure to continue his seat on the Board of Directors following his initial election or appointment to the Board of Directors. Mr. Bentley’s employment agreement defines good reason to also include additional events that would constitute a material adverse alteration in the nature or status of his position, duties, responsibilities or authority.

If Mr. Clawson is terminated without cause or terminates his employment for good reason, he is entitled to receive:

•	Continuing payments on normal payroll dates for a period of two years at the rate of 160% of his base salary in effect on the date of termination.

•	Amounts earned and not yet paid under the Officer Bonus Plan.

•	The continuation of health and welfare benefits for Mr. Clawson and covered family members for a period of two years.

•	Executive level outplacement services.

If any of the other Named Executive Officers is terminated without cause or terminates his employment for good reason, he is entitled to receive:

•	A lump sum severance payment equal to one year of base salary.

•	A portion of the target STIP payment prorated through the termination date.

•	Amounts earned and not yet paid under the Officer Bonus Plan.

•	Continuation of health and welfare benefits for the Named Executive Officer and covered family members for a period of one year.

•	Executive level outplacement services.

•	Title to the vehicle provided by the Company.

Termination without cause or for good reason would not trigger any tax reimbursement payments for any of our Named Executive Officers. All Named Executive Officers would also be entitled to amounts in the 401(k) Plan and the SERP, which are described in “Potential Payments Upon Termination or Change in Control — Retirement” at page 41.

The following table sets forth the benefits (other than 401(k) Plan and SERP balances) payable to each Named Executive Officer upon termination without cause or with good reason, assuming the termination occurred on January 31, 2008:

	Salary	Prorated
	Continuation/	STIP	Unpaid OBP	Health	Out-
Name	Severance	Payments(1)	Awards(2)	Insurance(3)	placement(4)	Automobile(5)	Total

Curtis J. Clawson	$2,560,000	—	$600,000	$19,276	$240,000	—	$3,419,276
James A. Yost	450,000	$270,000	270,000	240	108,000	$28,437	1,126,677
Fred Bentley	410,000	410,000	228,000	13,606	123,000	33,260	1,217,866
Patrick C. Cauley	306,000	183,600	172,666	13,606	73,440	15,286	764,598
John A. Salvette	273,000	163,800	104,389	9,483	65,520	21,179	637,371

Explanatory Notes

(1)	Because SEC rules require these calculations to be made as of the last day of the fiscal year, the prorated portion of the STIP payment is equal to 100% of target.

(2)	These amounts are payable during the seventh month following termination.

(3)	This column reflects the estimated cost of COBRA continuation coverage at current coverage levels and assuming current rates for two years in the case of Mr. Clawson and one year in the case of each other Named Executive Officer. These benefits will be reduced to the extent that the Named Executive Officer receives comparable benefits from a successor employer. Mr. Yost has opted out of medical and dental coverage and for him the amount in this column reflects 12 months of the monthly opt-out payments made by the Company.

(4)	Outplacement cost is estimated at 15% of base salary plus target STIP.

(5)	The column represents the estimated cost to buy out the remaining lease payments on the vehicles we lease for (or for which we reimburse) the Named Executive Officers and to transfer title into the name of the Named Executive Officers.

Death or Disability.  The benefits to be received by our Named Executive Officers upon death or disability are set forth in their respective employment agreements. If any of the Named Executive Officers is terminated as the result of death or disability, he (or his estate in the event of death) is entitled to receive:

•	A lump sum payment equal to one year of base salary.

•	A portion of the target STIP payment (calculated at 60% of established base salary for all Named Executive Officers pursuant to their employment agreements) prorated through the termination date.

•	Amounts earned and not yet paid under the Officer Bonus Plan.

•	Continuation of health and welfare benefits for the Named Executive Officer and/or covered family members for a period of one year.

Termination upon death or disability would not trigger any tax reimbursement payments for any of our Named Executive Officers. All Named Executive Officers (or their estates) would also be entitled to their vested benefits under the 401(k) Plan and the SERP.

The following table sets forth the benefits (other than 401(k) Plan and SERP balances) payable to each Named Executive Officer, upon a termination as the result of death or disability, assuming the termination occurred on January 31, 2008:

		Prorated
		STIP	Unpaid OBP	Health
Name	Severance	Payments(1)	Awards(2)	Insurance(3)	Total

Curtis J. Clawson	$800,000	$480,000	$600,000	$9,638	$1,889,638
James A. Yost	450,000	270,000	270,000	240	990,240
Fred Bentley	410,000	246,000	228,000	13,606	897,606
Patrick C. Cauley	306,000	183,600	172,666	13,606	675,872
John A Salvette	273,000	163,800	104,389	9,483	550,672

Explanatory Notes

(1)	Because SEC rules require these calculations to be made as of the last day of the fiscal year, the prorated portion of the STIP payment is equal to 100% of target.

(2)	These amounts are payable as soon as administratively feasible.

(3)	This column reflects the estimated cost of COBRA continuation coverage at current coverage levels and assuming current rates for one year. These benefits will be reduced to the extent that the Named Executive Officer receives comparable benefits from a successor employer. Mr. Yost has opted out of medical and dental coverage and for him the amount in this column reflects 12 months of the monthly opt-out payments made by the Company.

Change in Control.  The benefits to be received by our Named Executive Officers upon a change of control are set forth in their respective employment agreements and in the plan documents for the Long Term Incentive Plan and the Officer Bonus Plan.

If Mr. Clawson is terminated without cause or resigns, with or without good reason, following a change of control, he is entitled to receive:

•	Continuing payments on normal payroll dates for a period of two years at the rate of 160% of his base salary in effect on the date of termination.

•	Immediate vesting of all stock options and restricted stock units.

•	Payment of all amounts earned and not yet paid under the Officer Bonus Plan.

•	Continuation of life, disability and health benefits for Mr. Clawson and covered family members for a period of two years.

•	Continuation of the cash perquisite allowance for a period of two years.

•	Executive level outplacement services.

Certain of these benefits are payable on a “single trigger” basis, meaning they are payable whether or not Mr. Clawson’s employment is terminated in connection with the change in control, as noted in the footnotes to the table below.

If any of the other Named Executive Officers is terminated without cause or for good reason following a change in control, he is entitled to receive:

•	A lump sum severance payment equal to two years of base salary plus two years of the target STIP payment plus an additional payment of $100,000.

•	A portion of his STIP payment, prorated through the date of the change of control, calculated at the higher of the target payment or the estimated actual payment determined by the Company.

•	Immediate vesting of all stock options and restricted stock units.

•	Payment of all amounts earned and not yet paid under the Officer Bonus Plan.

•	Continuation of life, disability and health benefits for the Named Executive Officer and covered family members for a period of two years.

•	Continuation of the cash perquisite allowance for a period of two years.

•	Executive level outplacement services.

Certain of these benefits are payable on a single trigger basis, as noted in the footnotes to the table below. In addition, if the payments made in connection with a termination following a change in control constitute “excess parachute payments” subject to excise tax under Section 280G of the Internal Revenue Code, the Named Executive Officers will receive a tax gross-up payment such that the amount they will receive after payment of the excise tax is equivalent to the amount they would have received if such payments were not subject to the excise tax. The estimated payments to be made in connection with a change in control as of the end of fiscal 2007 would trigger tax gross-up payments for Mr. Cauley, but would not trigger such payments for the other Named Executive Officers.

The following table sets forth the benefits (other than vested 401(k) Plan and SERP balances) payable to each Named Executive Officer, if terminated in connection with a change in control, assuming both the change in control and termination occurred on January 31, 2008, with the single trigger benefits noted in the accompanying notes:

	Salary			Unpaid
	Continuation/	STIP	RSU	OBP	Insurance	Perquisite	Out-	Tax
Name	Severance	Payments(1)	Vesting(2)	Awards(3)	Benefits(4)	Allowance(5)	placement(6)	Gross-up	Total

Curtis J. Clawson	$2,560,000	—	$1,201,538	$600,000	$24,883	$80,000	$240,000	—	$4,706,421
James A. Yost	1,540,000	$270,000	296,549	270,000	4,322	70,000	108,000	—	2,558,871
Fred Bentley	1,740,000	410,000	372,828	228,000	30,852	70,000	123,000	—	2,974,680
Patrick C. Cauley	1,079,200	183,600	195,638	172,666	30,328	70,000	73,440	$631,337	2,436,209
John A Salvette	973,600	163,800	179,865	104,389	21,919	70,000	65,520	—	1,579,093

Explanatory Notes

(1)	The amounts in this column represent target STIP payments, prorated through the date of the change in control, and assume that estimated actual performance to date is less than or equal to the target performance. These amounts are payable upon a change in control, with or without termination. Because SEC rules require these calculations to be made as of the last day of the fiscal year, the prorated portion of the STIP payment to be received would be equal to 100% of target.

(2)	This column represents the value of restricted units that will vest upon a change of control, based on the closing price of a share of our common stock on January 31, 2008 of $3.52. Unvested stock options also vest upon a change in control, but none of our Named Executive Officers had any unvested stock options that were in-the-money on January 31, 2008. Accordingly, no amounts have been included in this table with respect to the vesting of out-of-the-money stock options. Awards to all participants under the Long Term Incentive Plan (not just Named Executive Officers) will vest upon a change in control, with or without termination.

(3)	These amounts are payable as soon as practicable following a change in control, with or without termination.

(4)	This column includes the estimated cost of COBRA continuation coverage at current coverage levels and assuming current rates for two years. Mr. Yost has opted out of medical and dental coverage and for him the amount in this column reflects 24 months of the monthly opt-out payments made by the Company. This column also includes the cost of life and disability insurance benefits at current coverage levels and assuming current rates for two years. These benefits will be reduced to the extent that the Named Executive Officer receives comparable benefits from a successor employer.

(5)	This column reflects the cost of the flexible perquisite allowance for two years. This benefit will be reduced to the extent that the Named Executive Officer receives a comparable benefit from a successor employer.

(6)	Outplacement cost is estimated at 15% of base salary plus target STIP.

DIRECTOR COMPENSATION

Each of our non-employee directors other than the Lead Director currently receives an annual cash retainer of $60,000 as compensation for his or her service as a director. The Lead Director, currently Mr. Haymaker, receives an annual cash retainer of $100,000. The chair of the Audit Committee receives an additional annual fee of $10,000, while the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual fee of $5,000. Director compensation was set at these levels effective August 1, 2007. At the same time, we eliminated separate fees for committee service and meeting attendance. The changes to the director compensation program were based on current market trends and were intended to simplify the program and bring our director compensation in line with the director compensation at the peer group. Director compensation is paid in quarterly installments following the end of each fiscal quarter and is prorated based on the number of months a director served in the applicable capacities during the fiscal quarter.

During the first half of fiscal 2007, our directors were paid based on an annual cash retainer of $32,000 or, in the case of the lead director, $64,000. During the first half of fiscal 2007, our non-employee directors also received additional cash compensation for their service on committees of the Board of Directors in the annual amount of $4,000 for members of the Compensation Committee and the Nominating and Corporate Governance Committee and $8,000 for members of the Audit Committee, while the chair of each committee received twice that amount per committee chaired. During the first half of fiscal 2007, all non-employee directors also received an additional meeting fee of $800 for each meeting of the Board of Directors meeting or any standing committee that he or she attended. In 2006 director compensation was reduced 20% to these levels in connection with salary reductions to North American employees. Our non-employee directors also received a meeting fee of $1,000 for each meeting of a special committee he or she attended.

Each of our non-employee directors is eligible to receive grants of restricted stock, restricted stock units and options to purchase shares of our common stock under our Long Term Incentive Plan. Each of our directors received a grant of 17,995 shares of restricted stock and stock options to purchase 14,760 shares of common stock with an exercise price of $3.79 per share in 2007. The options and restricted stock units were vested as to 50% of the grant on the grant date and vested as to one sixth of the remaining 50% on the first day of each of the next six months. Existing stock options and restricted stock units held by our directors were also adjusted pursuant to the anti-dilution adjustments made following the equity rights offering and private placement completed during fiscal 2007. As with our Named Executive Officers, these non-compensatory adjustments were not considered in setting director compensation for 2007.

We provide our directors with occasional perquisites in connection with attendance at Board of Directors meetings, but the aggregate amount of these perquisites is less than $10,000 for any single director. Our standard arrangements with our directors also provide that if any of our non-employee directors is asked to perform services for us in his or her capacity as a director, we will pay that director $5,000 per day for those services. The only director performing any additional services was Mr. Wallman, who provided four days of additional services in connection with a litigation matter.

The following table sets forth the total compensation of each of our non-employee directors with respect to fiscal 2007:

	Fees Earned or	Stock	Option
Name	Paid in Cash($)	Awards($)(1)	Awards($)(2)	Total($)

William H. Cunningham	$69,900	$153,593	$47,188	$270,681
Cynthia L. Feldmann	79,800	153,593	32,062	265,455
George T. Haymaker, Jr.	101,600	153,593	47,188	302,381
Mohsen Sohi	68,200	153,593	43,469	265,262
Henry D. G. Wallace	70,900	153,593	47,188	271,681
Richard F. Wallman	93,600	153,593	47,188	294,381

Explanatory Notes

(1)	This column reflects the compensation cost recognized by the Company for grants of restricted stock units pursuant to FAS 123R. It includes the FAS 123R cost related to the non-compensatory anti-dilution adjustments made to unvested restricted stock units in connection with the equity rights offering and private placement completed in fiscal 2007. The FAS 123R cost is determined based on the fair value of the award on the grant date or the date of the anti-dilution adjustment, which may have no correlation to the current market value of the shares or the market value of the shares on the day they vest. The assumptions used in valuing the stock options are disclosed in Note 15 to the Consolidated Financial Statement included with our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 10, 2008. Compensation reflected in this column results from:

•	A grant of restricted stock units made on September 17, 2006 with a FAS 123R fair value of $2.67 per share which vested as to one-half of the grant on September 17, 2007 and which will vest as to the other one-half of the grant on September 17, 2008. This grant accounted for $30,010 of the total compensation in this column for each director.

•	A grant of restricted stock made on August 10, 2007 with a FAS 123R fair value of $3.79 per share. The restrictions lapsed as to one-half of the grant on the grant date and as to one-sixth of the remaining one-half on the first day of each of the next six months. This grant accounted for $68,201 of the total compensation in this column for each director.

•	The additional restricted stock units received pursuant to the anti-dilution adjustments approved July 17, 2007 with a FAS 123R fair value of $5.88 per share, portions of which vested on July 28, 2007 and September 17, 2007, and the remainder of which will vest on September 17, 2008. The anti-dilution adjustment accounted for $55,382 of the total compensation in this column for each director.

(2)	This column reflects the compensation cost recognized by the Company for grants of stock options pursuant to FAS 123R, which includes the compensation cost related to the anti-dilution adjustments made to existing awards of stock options in connection with the equity rights offering and private placement completed in fiscal 2007. This cost is determined based on the fair value of the award on the grant date, which may have no correlation to the difference between the exercise price of a stock option and the market value of the underlying shares. The assumptions used in valuing the stock options are disclosed in Note 15 to the Consolidated Financial Statement included with our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 10, 2008. Fiscal 2007 compensation reflected in this column results from:

•	A grant of stock options made on August 10, 2007 with a FAS 123R fair value of approximately $2.17 per option. The stock options were exercisable as to one-half of the grant on the grant date and as to one-sixth of the remaining one-half on the first day of each of the next six months. This grant accounted for $32,062 of the total compensation in this column for each director.

•	For all directors other than Mr. Sohi and Ms. Feldmann, a change in the exercise price and increase in the number of shares subject to outstanding stock options pursuant to the anti-dilution adjustments approved July 17, 2007. The adjustment had a FAS 123R value of approximately $2.84 per share for each option as so adjusted, which options were fully vested at the time of the adjustment. The anti-

dilution adjustment accounted for $15,126 of the total compensation in this column for each director other than Mr. Sohi and Ms Feldmann.

•	For Mr. Sohi, a change in the exercise price and increase in the number of shares subject to outstanding stock options pursuant to the anti-dilution adjustments approved July 17, 2007. The adjustment had a FAS 123R value of approximately $2.87 per share for each option as so adjusted, which options were fully vested at the time of the adjustment. The anti-dilution adjustment accounted for $11,407 of the total compensation in this column for Mr. Sohi.

The Board of Directors believes that ownership of the Company’s stock by its directors is important to align the economic interests of the directors and the Company’s stockholders and has adopted stock ownership guidelines for our directors. Pursuant to the guidelines, each director is expected to own 35,000 shares of common stock in the Company on or before the later of May 17, 2010 or five years following his or her election to the Board. For purposes of determining director stock ownership pursuant to this requirement, shares of the Company’s stock purchased in the market, stock beneficially owned by the director, stock acquired upon the exercise of stock options and held by the director, vested and unvested shares of restricted stock and vested and unvested restricted stock units are included. Unexercised stock options are not included.

The following table summarizes the ownership of our common stock as of May 27, 2008 by our Board of Directors:

			RSUs/
	Direct	Beneficial	Restricted
Name	Ownership	Ownership	Stock	Total

Curtis J. Clawson	1,005,140	2,000	341,346	1,348,486
William H. Cunningham	103,055	—	16,430	119,485
Cynthia L. Feldmann	34,424	—	16,430	50,854
George T. Haymaker, Jr.	75,827	—	16,430	92,257
Mohsen Sohi	81,421	—	16,430	97,851
Henry D. G. Wallace	71,599	—	16,430	88,029
Richard F. Wallman	52,455	—	16,430	68,885

TRANSACTIONS WITH RELATED PERSONS

Since February 1, 2007, there has not been, nor is there currently proposed, any transaction to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which anyone who during such time was a director, nominee for director, executive officer or a beneficial owner of more than 5% of our common stock, or an immediate family member (as defined in the applicable SEC rules) or person (other than a tenant or employee) sharing the household of any of the foregoing, had or will have a direct or indirect interest material interest (other than executive officer and director compensation arrangements disclosed elsewhere in this proxy statement or approved by the Compensation Committee of the Board of Directors), except as described herein.

The Audit Committee of the Board of Directors is responsible for reviewing and approving, ratifying or disapproving transactions that would be required to be reported in our proxy statements or other filings with the SEC and has adopted written policies and procedures with respect to the review, approval, ratification or disapproval of such transactions. All transactions that could potentially be required to be reported are covered by the policies and procedures. Each executive officer and director is required to report the details of any significant potential transactions between the Company and any individuals or entities that are considered to be related persons because of a relationship with such director or officer. Each executive officer and director is also required to certify to the Company in writing on an annual basis that he or she has reported all such transactions. For persons or entities that are beneficial owners of more than 5% of our common stock, a responsible individual designated by the Company is required to report the details of potential transactions between the 5% beneficial owner and the

Company. The Audit Committee (or the Chair if a meeting of the Audit Committee cannot be called on a timely basis) reviews all of the facts and circumstances of the proposed transaction, including:

•	The benefits to the Company.

•	The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

•	The availability of other sources for comparable products or services.

•	The terms of the transaction.

•	The terms available to unrelated third parties or to employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any such transaction if such member or any of his or her immediate family members is the related person. The Audit Committee (or the Chair) may approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee (or the Chair) determines in good faith.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

ADDITIONAL INFORMATION

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process of “householding” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to 15300 Centennial Drive, Northville, Michigan 48168 or by calling Investor Relations at 734-737-5162.

By Order of the Board of Directors

/s/
Patrick C. Cauley

Patrick C. Cauley
Vice President,
General Counsel and Secretary

May 28, 2008

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended January 31, 2008 has been included within the package of materials sent to you. We will furnish any exhibit to the Annual Report on Form 10-K upon the request of a stockholder of record for a fee limited to the Company’s reasonable expenses in furnishing such exhibit. Request for exhibits to the Annual Report on Form 10-K should be directed to the Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168.

HAYES LEMMERZ INTERNATIONAL, INC.
ANNUAL MEETING TO BE HELD AT 11:00 A.M. ON JULY 25, 2008
15300 Centennial Drive
Northville, Michigan 48168
Proxy Solicited on Behalf of the Board of Directors
     The undersigned stockholder hereby appoints Patrick C. Cauley and Steven Esau, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as provided on the reverse side hereof, all of the Common Stock of Hayes Lemmerz International, Inc. which the undersigned, as of May 27, 2008, the Record Date for the Annual Meeting, is entitled to vote at the Annual Meeting of Stockholders to be held on July 25, 2008 or any adjournment or postponement thereof. This proxy will be voted “FOR” Items 1 and 2 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the Proxies. Should a director nominee be unable or unwilling to serve, or the Board of Directors determines for good cause such director should not serve as a director, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.
IMPORTANT — This Proxy is continued on the reverse side.
Please sign and date on the reverse side and return today.

Address Change/Comments (Mark the corresponding box on the reverse side)

This proxy will be voted “FOR” items 1 and 2 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the proxies.
Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		WITHHOLD		FOR	AGAINST	ABSTAIN
1. Election of Class I Directors: 01 William H. Cunningham 02 Mohsen Sohi	FOR all nominees listed at left (except as marked to the contrary)	AUTHORITY to vote for all nominees listed at left	2. Proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for its fiscal year ending January 31, 2009:	☐	☐	☐
	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

Dated: , 2008

Signature

Signature

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, an authorized person should sign.